                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                             GTE VENEZUELA S.A.R.L.

                                       AND

                      VERIZON INTERNATIONAL HOLDINGS INC.,

                                 AS THE SELLERS,

                                       AND

                            OARSMAN INVESTMENTS B.V.,

                                  AS THE BUYER

                            DATED AS OF APRIL 2, 2006



                                TABLE OF CONTENTS

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ARTICLE I DEFINITIONS; INTERPRETATION........................................1

  Section 1.1  Certain Defined Terms.........................................1
  Section 1.2  Table of Additional Definitions...............................8

ARTICLE II PURCHASE AND SALE.................................................9

  Section 2.1  Purchase and Sale of the Shares...............................9
  Section 2.2  Closing.......................................................9

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLERS...................10

  Section 3.1  Organization and Qualification...............................10
  Section 3.2  Authority....................................................10
  Section 3.3  Shares and Capital Stock.....................................11
  Section 3.4  Operations; No Assets or Liabilities.........................12
  Section 3.5  Taxes........................................................12
  Section 3.6  Litigation...................................................12
  Section 3.7  Contracts....................................................12
  Section 3.8  Foreign Investment Registration and Foreign Exchange
               Approval.....................................................13
  Section 3.9  Compliance with Law..........................................13
  Section 3.10 Employee Matters.............................................14
  Section 3.11 Tax Treaty...................................................14
  Section 3.12 Brokers......................................................14

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER......................14

  Section 4.1  Organization.................................................14
  Section 4.2  Authority....................................................14
  Section 4.3  Sufficiency of Funds.........................................15
  Section 4.4  Litigation...................................................15
  Section 4.5  Beneficial Ownership of Shares...............................15
  Section 4.6  Brokers......................................................15

ARTICLE V COVENANTS.........................................................16

  Section 5.1  Confidentiality..............................................16
  Section 5.2  Public Announcements.........................................16
  Section 5.3  Consents and Approvals.......................................16
  Section 5.4  Certain Commitments of Sellers...............................19
  Section 5.5  Resignations.................................................21
  Section 5.6  No Solicitation of Offers....................................21
  Section 5.7  Seller's Broker's Fees.......................................22
  Section 5.8  Buyer's Broker's Fees........................................22
  Section 5.9  Tax Matters..................................................22
  Section 5.10 Directors and Officers.......................................24

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
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  Section 5.11 Termination of Affiliate Contracts...........................25
  Section 5.12 Non-Solicitation of Employees; Severance.....................25
  Section 5.13 Standstill...................................................27
  Section 5.14 Sellers' Post-Closing Confidentiality Obligation.............27
  Section 5.15 Access to Information........................................27
  Section 5.16 Notices of Certain Events....................................28
  Section 5.17 Restructuring................................................28

ARTICLE VI POST-CLOSING OFFERS..............................................29

  Section 6.1  Commencement of Offers.......................................29
  Section 6.2  Terms of the Offers..........................................29

ARTICLE VII CONDITIONS TO CLOSING...........................................30

  Section 7.1  General......................................................30
  Section 7.2  Conditions to Obligations of Both Parties....................30
  Section 7.3  Conditions to Obligations of the Buyer.......................30
  Section 7.4  Conditions to Obligations of the Sellers.....................34
  Section 7.5  Pension Liabilities and CT Transaction.......................34

ARTICLE VIII INDEMNIFICATION................................................35

  Section 8.1  Survival.....................................................35
  Section 8.2  Indemnification by the Sellers...............................35
  Section 8.3  Indemnification by the Buyer.................................36
  Section 8.4  [Intentionally Omitted]......................................36
  Section 8.5  Procedures...................................................36
  Section 8.6  Limits on Indemnification....................................38
  Section 8.7  Special Indemnity............................................38
  Section 8.8  Exclusivity..................................................38
  Section 8.9  Disclaimer of Implied Warranties.............................39
  Section 8.10 Obligations Joint and Several................................39

ARTICLE IX GENERAL PROVISIONS...............................................39

  Section 9.1  Fees and Expenses............................................39
  Section 9.2  Amendment and Modification...................................39
  Section 9.3  Waiver.......................................................39
  Section 9.4  Notices......................................................40
  Section 9.5  [Intentionally Omitted]......................................41
  Section 9.6  Entire Agreement.............................................41
  Section 9.7  No Third-Party Beneficiaries.................................41
  Section 9.8  Governing Law................................................42
  Section 9.9  Submission to Jurisdiction; Service of Process...............42
  Section 9.10 Specific Performance.........................................42
  Section 9.11 Waiver of Immunity...........................................43
  Section 9.12 [Intentionally Omitted]......................................43
  Section 9.13 Personal Liability...........................................43
  Section 9.14 Assignment; Successors.......................................43
  Section 9.15 Currency.....................................................43

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  Section 9.16 Severability.................................................43
  Section 9.17 Counterparts.................................................44
  Section 9.18 Facsimile Signature..........................................44
  Section 9.19 Termination..................................................44
  Section 9.20 Joinder......................................................45


LIST OF SCHEDULES, ANNEXES AND EXHIBITS

Schedule 1.1 - Buyer's Knowledge
Schedule 3.2(b) - Seller Consents
Schedule 3.3(c) - Company Shares
Schedule 3.5 - Taxes
Schedule 3.7(a) - Contracts
Schedule 3.7(b) - Related Party Contracts
Schedule 4.2(b) - Buyer Consents
Schedule 5.11(b) - Contracts with Sellers' Affiliates
Schedule 7.3(k) - Certain Contracts

Exhibit A - Form of Software License Agreement

                            STOCK PURCHASE AGREEMENT

      STOCK PURCHASE AGREEMENT, dated as of April 2, 2006 (this "Agreement"), between GTE Venezuela S.a.r.l., a societe a responsabilite limitee organized under the laws of the Grand Duchy of Luxembourg ("Lux Seller"), Verizon International Holdings Inc., a Delaware corporation ("Del Seller" and, together with Lux Seller, the "Sellers"), and Oarsman Investments B.V., a besloten vennootschap met beperkte aansprakelijkheid organized under the laws of the Netherlands (the "Buyer").

                                    RECITALS

      A. Lux Seller owns 99.9% of the issued and outstanding capital stock (the "Lux Seller Shares") of GTE Venholdings B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands ("Holdings").

      B. Del Seller owns 0.1% of the issued and outstanding capital stock (the "Del Seller Shares" and, together with the Lux Seller Shares, the "Shares") of Holdings.

      C. Holdings owns 196,401,427 Class A Shares and American Depositary Shares representing an aggregate of 28,009,177 Class D Shares of Compania Anonima Nacional Telefonos de Venezuela (CANTV), a Venezuelan corporation (the "Company"). The Held Company Shares (as defined below) currently represent in the aggregate approximately 28.51% of the issued and outstanding equity share capital of the Company.

      D. The Sellers wish to sell the Shares to the Buyer, and the Buyer wishes to purchase the Shares from the Sellers, in each case upon the terms and subject to the conditions set forth herein.

      In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I
                           DEFINITIONS; INTERPRETATION

      Section 1.1.Certain Defined Terms

            For purposes of this Agreement:

            "ADS" or "American Depositary Share" means each American Depositary Share issued pursuant to the Amended and Restated Deposit Agreement, dated September 10, 2000, between the Company, The Bank of New York, as Depositary, and the holders from time to time of American Depositary Receipts of the Company issued thereunder, each of which represents seven (7) Class D Shares.

            "Affiliate", with respect to any specified Person, means any other Person (other than the Company or any of its Subsidiaries) that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this Agreement, (i) Sellers' Parent shall be deemed to be an Affiliate of each of the Sellers and Holdings and (ii) each Buyer Parent shall be deemed to be an Affiliate of the Buyer.

            "Beneficially Own" with respect to any security means having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act, as in effect on the date hereof); provided, however, that a Person will be deemed to Beneficially Own (and have beneficial ownership of) all securities that such Person has the right to acquire, whether such right is exercisable immediately or with the passage of time or the satisfaction of conditions. The terms "Beneficial Ownership" and "Beneficial Owner" have correlative meanings.

            "Bolivar" means the lawful currency of Venezuela.

            "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York, United States of America, Mexico City, Mexico or Caracas, Venezuela.

            "Buyer Parents" means Telefonos de Mexico, S.A. de C.V., a Mexican sociedad anonima de capital variable, and America Movil, S.A. de C.V., a Mexican sociedad anonima de capital variable.

            "Buyer's Knowledge" means the actual (but not constructive or imputed) knowledge of the individuals listed on Schedule 1.1, as of the date hereof and as of the Closing Date, as it may be applicable, without any implication of verification or investigation concerning such knowledge.

            "CADIVI" means Comision de Administracion de Divisas of Venezuela.

            "Capital Markets Law" means Ley de Mercado de Capitales of
Venezuela.

            "Caracas Stock Exchange" is the securities exchange upon which the Class D Shares are listed and publicly traded.

            "Class A Shares" means the Company's Class A common shares.

            "Class D Shares" means the Company's Class D common shares.

            "CNV" means the Comision Nacional de Valores of Venezuela.

            "CNV Filings" means the filings made or required to be made by the Company with the CNV since January 1, 2004, pursuant to the Capital Markets Law.

            "CNV Tender Offer Regulations" means the Public Tender Offer Rules on the Acquisition, Exchange and Takeover of Companies that make Public Offerings of Shares and

Other Interests Thereon adopted by the CNV and published on September 19, 2000 in the Bolivarian Republic of Venezuela Official Gazette (No. 37.039).

            "Commencement Date" means the date on which the Venezuelan Offer and the U.S. Offer are commenced in accordance with Section 6.1.

            "Company Shares" means all issued and outstanding shares of stock of the Company, including the Class A Shares, the Class D Shares and all such shares underlying the ADSs.

            "CONATEL" means the Comision Nacional de Telecomunicaciones of Venezuela.

            "Concession" means the Contrato de Concesion dated October 14, 1991, and amended in November 1991, between the Company and Venezuela.

            "Consent" means any consent, waiver, approval, order or authorization of, or registration, declaration or filing with or notice to, any Person, including any required passage of time or waiting period after any such registration, declaration or filing.

            "control", including the terms "controlled by" and "under common control with", means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

            "CT Transaction" means any and all obligations, liabilities, penalties or losses of, or damages to, or any other effect on, the Company or its Subsidiaries arising directly from or in connection with the Company's participation in a bidding process for, and any acquisition of, Colombia Telecomunicaciones S.A., including (i) the posting by the Company or any Subsidiary of any security, collateral or guarantee related to bids made by the Company or its Subsidiaries for the acquisition of Colombia Telecomunicaciones S.A. and (ii) the funding by the Company or its Subsidiaries of the acquisition of all or part of Colombia Telecomunicaciones S.A. (whether by stock purchase, merger, asset purchase, lease, recapitalization of Colombia Telecomunicaciones S.A.or otherwise).

            "Encumbrance" means any charge, claim, mortgage, lien, option, pledge, security interest, hypothecation, collateral, security trust (fideicomiso de garantia), assignment, voting agreement (other than as may be provided by this Agreement), right of first offer or any or other restriction of any kind, including any that may arise under any contract or agreement, but not including any Consent required to be obtained from any Governmental Authority or any other restriction on transfer imposed by any Securities Laws.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended.

            "Expiration Date" means the date that the Venezuelan Offer and/or the U.S. Offer, as the case may be, expires.

            "Governmental Authority" means any federal, national, supranational, state, provincial, departmental, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal or judicial body.

            "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination, award, approval, consent, authorization or agreement entered by or with any Governmental Authority.

            "Law" means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or Governmental Order of any Governmental Authority.

            "Material Adverse Effect" means (a) with respect to the Company, any event, change, circumstance, effect, development or state of facts that, individually or together with any other event, change, circumstance, effect, development or state of facts, is, or is reasonably likely to become, materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; (b) with respect to Holdings, any event, change, circumstance, effect, development or state of facts that, individually or together with any other event, change, circumstance, effect, development or state of facts, is, or is reasonably likely to become, materially adverse to the business, financial condition or results of operations of Holdings; (c) with respect to the Sellers, any event, change, circumstance, effect or state of facts that, individually or together with any other event, change, circumstance, effect, development or state of facts, is materially adverse to the ability of either of the Sellers or the Sellers' Parent to perform its obligations under this Agreement or to consummate without undue delay the transactions contemplated hereby; and (d) with respect to the Buyer or the Buyer Parents, any event, change, circumstance, effect or state of facts that, individually or together with any other event, change, circumstance, effect, development or state of facts, is materially adverse to the ability of the Buyer (assuming compliance by Buyer Parents with their obligations under Section 9.20) or the Buyer Parents to perform their obligations under this Agreement or to consummate without undue delay the transactions contemplated hereby, including the indirect purchase by the Buyer Parents of the Held Company Shares and the Other Company Shares; provided, however, that "Material Adverse Effect" shall not include the effect of any event, change, circumstance, development or state of facts (x) directly attributable to the announcement, implementation, or closing of this Agreement and the transactions contemplated hereby, including the Offers (but excluding any events initiated by the Company or its Subsidiaries), or (y) arising out of or attributable to (A) with respect to Holdings or the Company, (1) in the case of the wireless business, the telecommunications industry in Venezuela generally, and in the case of the wireline business, the telecommunications industry in Latin America generally, in either case provided that such event, change, circumstance, development or state of facts does not affect the Company and its Subsidiaries or Holdings, as the case may be, in a materially disproportionate manner when compared to the effect of such event, change, circumstance, development or state of facts on other Persons engaged in, respectively, the telecommunications industry in Venezuela or Latin America, as the case may be, (2) general economic or political conditions (including those affecting the securities markets), (3) changes in applicable accounting rules, or (4) any change of control provision in any contract or agreement, including any debt instrument, of the Company or any Subsidiary of the Company, or (B) with respect to Holdings, any claim of additional Tax liabilities by a Governmental Authority pertaining to pre-closing periods with respect to which the Buyer is fully indemnified pursuant to Sections 8.2 or 8.7.

            "Netherlands" means the Kingdom of the Netherlands.

            "New York Stock Exchange" means New York Stock Exchange, Inc., the stock exchange on which the ADSs are listed and traded.

            "Offers" means the concurrent tender offers in Venezuela and the United States to acquire the Other Company Shares, including Class D Shares represented by ADSs, to be undertaken by Buyer after the Closing pursuant to
Section 6.1.

            "Other Company Shares" means Company Shares other than the Held Company Shares.

            "Pension Liability" means any amount payable or reasonably likely to be payable by, or asserted against, the Company or its Subsidiaries in respect of or pursuant to a ruling, order or decision by the Social Chamber of the Supreme Court of Venezuela or any other court or arbitral body of competent jurisdiction, or any expert report or other action or document issued pursuant to such ruling, order or decision, relating to or arising out of any claim (whether now final, pending or hereafter instituted) against the Company or its Subsidiaries filed by Federacion Nacional de Jubilados y Pensionados de Telefonos de Venezuela, Asociacion de Jubilados y Pensionados de Telefonos de Venezuela or any other similar association, federation, union or organization or employees or retirees in connection with pension payments, adjustments on the basis of salary increases, salaries received, bonuses (including without limitation Bono Complementario de Proteccion Economica and Plan de Auxilio Temporal y Solidario), results of collective bargaining, arbitration awards, minimum salary requirements, social security rights or entitlements, constitutional mandates or similar bases.

            "Person" means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

            "Pro-Competencia" means Superintendencia para la Promocion y Proteccion de la Libre Competencia, the Venezuelan antitrust authority.

            "Required Antitrust Approvals" means, to the extent required by Law, the favorable opinion(s) of Pro-Competencia for the sale by the Sellers and the purchase by the Buyer of the Shares, and the purchase of the Other Company Shares by the Buyer pursuant to the Offers.

            "Required Regulatory Approvals" means the Required Antitrust Approvals, Required Securities Approvals and Required Telecommunications Approvals.

            "Required Securities Approval" means (i) the approval by the CNV of the Venezuelan Offer on terms no less favorable to the Buyer than those set forth in paragraphs (a) and (b) of Section 6.2 and on conditions no less extensive than the conditions to the obligations of the Buyer hereunder set forth in Sections 7.2(b), 7.3(b) and 7.3(c) hereof, (ii) the clearance or no objection by the CNV of the U.S. Offer and (iii) written relief from the SEC with respect to the Offers, on terms
(A) in respect of the Venezuelan Offer, consistent with the terms of the Venezuelan Offer approved by the CNV and (B) in respect of the U.S. Offer, that do not violate any rule or regulation or order of the CNV or the terms of the Venezuelan Offer approved by the CNV.

            "Required Telecommunications Approval" means the authorization(s) of CONATEL for the sale by the Sellers and the indirect purchase by the Buyer Parents and the direct purchase by the Buyer of the Shares pursuant to this Agreement and the indirect purchase of the Other Company Shares by the Buyer Parents pursuant to the Offers, pursuant to the Telecommunications Law and the regulations promulgated thereunder.

            "Return" means any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

            "Schedules" means the schedules attached to this Agreement.

            "SEC" means the United States Securities and Exchange Commission.

            "SEC Filings" means the filings made or required to be made by the Company with the SEC since January 1, 2004, pursuant to the Exchange Act or the Securities Act, as applicable, and the rules and regulations promulgated thereunder.

            "Securities Act" means the Securities Act of 1933, as amended.

            "Securities Authorities" means all relevant federal, provincial and state securities commissions and stock exchange authorities and similar entities and authorities in the United States and Venezuela, including the SEC, the CNV, the New York Stock Exchange and the Caracas Stock Exchange.

            "Securities Laws" means, collectively, Venezuelan securities laws and regulations, including the Capital Markets Law, the CNV Tender Offer Regulations and other CNV regulations, U.S. federal securities laws and regulations, "blue sky" and other securities laws and regulations of the states of the United States, rules of the Caracas Stock Exchange and of the New York Stock Exchange and any other securities laws, regulations or rules or stock exchange rules applicable to the Company Shares, the ADSs, the Offers or the Company, in each case, as amended from time to time.

            "Sellers' Parent" means Verizon Communications Inc., a Delaware corporation.

            "Sellers' Knowledge" means the actual (but not constructive or imputed) knowledge of the Group President - International; the Vice President and General Counsel - International; the Vice President and Chief Financial Officer-International; the Vice President International Operations - Operations Management; and the Senior Vice President -

International Operations, in each case of Sellers' Parent, and in each case as of the date hereof and as of the Closing Date, as it may be applicable, without any implication of verification or investigation concerning such knowledge.

            "SIEX" means Superintendencia de Inversiones Extranjeras of
Venezuela.

            "Subsidiary" or "Subsidiaries" of any Person means another Person controlled by such Person, directly or indirectly, through one or more intermediaries.

            "Taxes" means any and all taxes, royalties, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including (i) taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, goods and services, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; (ii) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; (iii) license, registration and documentation fees; and (iv) customs, duties, and similar charges.

            "Telecommunications Law" means the Ley Organica de
Telecomunicaciones of Venezuela.

            "Tender Offer Documents" means, collectively, (i) any and all tender offer announcements required by the CNV, the tender offer report required to be filed under the CNV Tender Offer Regulations in respect of a tender offer for the taking of control and all other information, exhibits and documents required to be filed in accordance with Venezuelan Law or which are used by the Buyer in connection with the Venezuelan Offer (and in each case, together with all amendments and supplements thereto), (ii) any pre-commencement filing made by the Buyer with any Governmental Authority with respect to the Offers, including, without limitation, pre-commencement filings with the CNV and no-action letters submitted to the SEC, (iii) the Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto) with respect to the U.S. Offer, which shall contain (as an exhibit or otherwise) or incorporate by reference the Offer to Purchase and forms of the related Letter of Transmittal, summary advertisement and all other information, exhibits and ancillary offer documents and instruments required by applicable Securities Law in connection with the U.S. Offer, and (iv) the Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto) with respect to the Venezuelan Offer, which shall contain (as an exhibit or otherwise) or incorporate by reference the Offer to Purchase and forms of the related Letter of Transmittal, summary advertisement and all other information, exhibits and ancillary offer documents and instruments required by applicable Securities Law in connection with the Venezuelan Offer.

            "United States" means the United States of America.

            "U.S. Offer" means the Offer for the ADSs.

            "Venezuela" means the Bolivarian Republic of Venezuela.

            "Venezuelan Offer" means the Offer for the Other Company Shares (other than ADSs).

      Section 1.2.Table of Additional Definitions

            The following terms have the meanings set forth in the Sections set forth below:

Definition                                                           Location
----------                                                           --------
Agreement...............................................................Preamble
Alternative Transaction..............................................Section 5.6
ARSPA...............................................................Section 5.17
Buyer...................................................................Preamble
Buyer Indemnified Parties............................................Section 8.2
BV Transfer.........................................................Section 5.17
Closing...........................................................Section 2.2(a)
Closing Date......................................................Section 2.2(a)
Company ................................................................Recitals
Convention..........................................................Section 3.11
Del Seller..............................................................Preamble
Del Seller Shares......................................................Recitals
dollars, $, US$.....................................................Section 9.15
Held Company Shares...............................................Section 3.3(c)
Holdings................................................................Recitals
Indemnification Dispute Notice....................................Section 8.5(c)
Indemnified Party.................................................Section 8.5(a)
Indemnifying Party................................................Section 8.5(a)
Losses...............................................................Section 8.2
Lux Seller..............................................................Preamble
Lux Seller Shares.......................................................Recitals
New BV..............................................................Section 5.17
New BV Shares.......................................................Section 5.17
New York Federal Court...............................................Section 9.9
Offer Price ......................................................Section 6.2(b)
Purchase Price....................................................Section 2.1(c)
Representatives......................................................Section 5.1
Sellers.................................................................Preamble
Seller Indemnified Parties...........................................Section 8.3
Settlement Requirements...........................................Section 8.5(b)
Shares..................................................................Recitals
Third-Party Claim.................................................Section 8.5(a)

When a reference is made in this Agreement to a Section, Article, Schedule, Annex or Exhibit, such reference shall be to a Section, Article, Schedule, Annex or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Annex, Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this

Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Annex, Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Annexes, Exhibits or Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word "including" and words of similar import when used in this Agreement will mean "including, without limitation", unless otherwise specified.

                                   ARTICLE II
                                PURCHASE AND SALE

      Section 2.1 Purchase and Sale of the Shares.

            Upon the terms and subject to the conditions of this Agreement, at the Closing:

            (a) Lux Seller shall sell, assign, transfer and convey the Lux Seller Shares to the Buyer, and the Buyer shall purchase the Lux Seller Shares from Lux Seller.

            (b) Del Seller shall sell, assign, transfer and convey the Del Seller Shares to the Buyer, and the Buyer shall purchase the Del Seller Shares from Del Seller.

            (c) The Buyer shall pay to the Sellers the aggregate purchase price for the Shares of US$ 676,568,000 (the "Purchase Price"). The Purchase Price shall be allocated between the Sellers in proportion to their respective ownership interests in the Shares.

      Section 2.2 Closing

            (a) The sale and purchase of the Shares shall take place at a closing (the "Closing") to be held at the offices of Curtis, Mallet-Prevost, Colt & Mosle LLP, 101 Park Avenue, New York, NY 10178, United States of America, at 10:00 A.M., local time, on the fifth Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date, but subject to the satisfaction or waiver of such conditions), or at such other place or at such other time or on such other date as the Sellers and the Buyer mutually may agree in writing. The day on which the Closing takes place is referred to as the "Closing Date".

            (b) At the Closing, (i) the Buyer shall pay (or cause to be paid) to the Sellers by wire transfer to the account specified by the Sellers in writing at least three (3) Business Days prior to the Closing, an amount equal to the Purchase Price in immediately available funds and without deduction of any kind,
(ii) the Sellers shall deliver to the Buyer, free and clear of all Encumbrances, the certificates representing all of the Shares, duly endorsed in blank or accompanied by stock powers in proper form for transfer, and (iii) the Sellers shall deliver to the Buyer the various certificates, instruments and documents referred to in Section 7.3.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

            The Sellers hereby jointly and severally represent and warrant (and the Sellers' Parent with respect to itself in Section 3.2, represents and warrants) to the Buyer as of the date hereof and as of the Closing Date as follows:

      Section 3.1 Organization and Qualification

            (a) Lux Seller is a societe a responsabilite limite duly organized, validly existing and in good standing under the laws of the Grand Duchy of Luxembourg and has all necessary company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

            (b) Del Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all necessary company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

            (c) Holdings (i) is a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) duly organized, validly existing and in good standing under the laws of the Netherlands, and has all necessary company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted; and (ii) is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except in each case with respect to this clause (ii), for any such failures that would not have a Material Adverse Effect on Holdings.

            (d) The Sellers have heretofore furnished to the Buyer a complete and correct copy of the certificate of incorporation and bylaws, or equivalent creation or organizational documents, each as amended to date, of Holdings. Such certificate of incorporation, bylaws, or equivalent creation or organizational documents, are in full force and effect.

      Section 3.2 Authority

            (a) Each of the Sellers (and the Sellers' Parent solely with respect to Section 9.20(a)) has full company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by each of the Sellers (and the Sellers' Parent) of this Agreement and the consummation by each of the Sellers (and the Sellers' Parent solely with respect to Section 9.20(a)) of the transactions contemplated hereby have been duly and validly authorized by all necessary company action. This Agreement has been duly executed and delivered by each of the Sellers (and the Sellers' Parent). This Agreement constitutes the legal, valid and binding obligations of the Sellers (and the Sellers' Parent solely with respect to Section 9.20(a)), enforceable against the Sellers (and the Sellers' Parent solely with respect to Section 9.20(a)) in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

            (b) No Consent is required in connection with the execution or delivery by the Sellers of, or the performance by the Sellers of their obligations under, this Agreement except (i) the Required Regulatory Approvals;
(ii) the other Consents listed or described on Schedule 3.2(b); (iii) where failure to obtain such Consent would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the wireline and wireless business and operations of the Company and its Subsidiaries taken as a whole or a Material Adverse Effect with respect to Holdings or the Sellers; or
(iv) as may be necessary as a result of any facts or circumstances relating solely to the Buyer or any of its Affiliates. The execution and delivery of this Agreement by the Sellers do not, and the performance by the Sellers of their obligations under this Agreement will not, conflict with or result in the violation of, or constitute (with due notice or lapse of time or both) a default under, or give rise to a right of termination, cancellation or acceleration of any obligation under, (1) the certificate or articles of incorporation or bylaws or equivalent organizational documents of either of the Sellers or Holdings, (2) any Law to which either of the Sellers or Holdings is subject or any of their respective properties or assets is bound, or (3) any contract or agreement to which either of the Sellers or Holdings is a party; except in the case of clauses (2) and (3), such conflicts, violations, defaults or rights that would not have a Material Adverse Effect with respect to either of the Sellers or Holdings.

      Section 3.3 Shares and Capital Stock

            (a) Lux Seller is the record and a Beneficial Owner of the Lux Seller Shares, free and clear of any Encumbrance. Del Seller is the record and a Beneficial Owner of the Del Seller Shares, free and clear of any Encumbrance. The Sellers have all requisite company authority and power to sell, assign and transfer the Shares to the Buyer. Upon delivery to the Buyer or its designees of certificates for the Shares at the Closing, the Buyer's payment of the Purchase Price and registration of the Shares in the name of the Buyer or its designees, as the case may be, in the stock records of Holdings, the Buyer or its designees, as the case may be, shall acquire good, valid and marketable title to the Shares, free and clear of any Encumbrance other than Encumbrances created by the Buyer or its designees.

            (b) All the Shares have been validly issued and are fully paid and nonassessable. There are no outstanding obligations, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to the capital stock or other ownership interest of Holdings that obligates Holdings to issue or sell any shares of capital stock of, or any other ownership interest in, Holdings. There are no outstanding contractual obligations of Holdings to repurchase, redeem or otherwise acquire any shares of capital stock or other ownership interest of Holdings or to provide funds to, or make any investment in, any other Person. There are no agreements or understandings in effect with respect to the voting or transfer of any of the capital stock or other ownership interest of Holdings. Other than the Shares, Holdings does not have outstanding any other shares of its capital stock, ownership interests or any securities, instruments or obligations convertible into or exchangeable or exercisable for any shares of its capital stock, ownership interests or such securities.

            (c) Holdings is the record and a Beneficial Owner of all the Company Shares and ADSs set forth on Schedule 3.3(c) (collectively, the "Held Company Shares"), and Holdings has good, valid and marketable title, free and clear of any Encumbrance, to the Held Company Shares. The Held Company Shares represent all the shares of capital stock and ownership interests of the Company or securities, instruments or obligations convertible into or exchangeable or exercisable for any shares of capital stock or ownership interests of the Company held or Beneficially Owned by Sellers' Parent or any Subsidiary of Sellers' Parent, other than any capital stock of the Company that Sellers' Parent's pension funds may hold from time to time in the ordinary course of business.

      Section 3.4 Operations; No Assets or Liabilities

            Since January 1, 2005, Holdings has conducted no operations other than those incidental to the ownership of the Held Company Shares. Other than the Held Company Shares, Holdings does not own any assets or have any outstanding liabilities, in each case other than those assets or liabilities which, individually or in the aggregate, are not material.

      Section 3.5 Taxes

            Except as set forth on Schedule 3.5 or for matters that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Holdings, (a) any and all Returns required to have been filed by or with respect to Holdings have been timely filed (taking into account any extension of time to file granted or obtained), and such Returns have been duly and accurately prepared; (b) all Taxes whether or not shown to be payable on such Returns have been paid or will be timely paid; (c) no deficiency for any amount of Tax has been asserted or assessed by a Governmental Authority in writing against Holdings that has not been satisfied by payment, settled or withdrawn; (d) there are no Tax liens on the assets of Holdings (other than Permitted Encumbrances); (e) there are no outstanding agreements or waivers extending the period with respect to the filing of any Return, the making of any assessment or reassessment of Taxes or the payment of any tax to which Holdings may be subject and (f) there is no claim, audit, action, suit, proceeding or investigation now pending or, to Sellers' Knowledge, threatened against Holdings with respect to any Tax or Tax attribute.

      Section 3.6 Litigation

            There are no civil, criminal, administrative, arbitral or similar proceedings, actions or suits pending or, to the Sellers' Knowledge, threatened by or against Holdings.

      Section 3.7 Contracts

            (a) Except as listed Schedule 3.7(a), there are no licenses, contracts, agreements, commitments or undertakings to which Holdings is a party or by which any of its assets or properties is bound.

            (b) Except as listed or described on Schedule 3.7(b) or as included (except to the extent redacted) as an exhibit to any publicly available submission or filing made by the Company under the Exchange Act or the Securities Act, neither the Company nor any of its Subsidiaries is a party to any contract, agreement, arrangement or understanding, written or oral, with the Sellers or any of their Affiliates: (a) for the sale, lease, licensing or provision of materials, supplies, goods, services, equipment, facilities or other assets to the Company or its Subsidiaries (other than as described in clause (b) below) that (i) provides for (or would reasonably be expected to result in) a payment by the Company or its Subsidiaries in any year of US$ 250,000 or more or (ii) which provides (or would reasonably be expected to result in) aggregate payments by the Company or its Subsidiaries during the term of such contract, agreement, arrangement or understanding (without giving effect to any renewal or extension thereof, except to the extent such renewal or extension can be effected without the consent or agreement of the Company and the Company has no right to terminate such contract, agreement, arrangement or understanding within ninety (90) days without penalty) of US$ 1,000,000 or more;
(b) which relates to the provision of any interconnection, settlement or other material telecommunications services, other than pursuant to publicly filed tariffs or entered into in the ordinary course of business; (c) which provides for (or would reasonably be expected to result in) payments by or to the Company or its Subsidiaries in any year of US$ 1,000,000 or more or aggregate payments by or to the Company or its Subsidiaries during the term of such contract, agreement, arrangement or understanding of US$ 5,000,000 or more (without giving effect to any renewal or extension thereof, except to the extent such renewal or extension can be effected without the consent of the Company and the Company has no right to terminate such contract, agreement, arrangement or understanding within ninety (90) days without penalty); or (d) which is otherwise material to the Company or in any manner restricts (or would restrict, after the consummation of the transactions contemplated by this Agreement) the business of the Company or its Subsidiaries. All contracts and agreements among the Sellers or their Affiliates on the one hand and the Company or its Subsidiaries on the other were entered into on commercially reasonable terms as of the date of such contract or agreement. The Sellers agree to (and agree to cause any of their Affiliates who are parties to any contract, agreement arrangement or understanding not listed on Schedule 3.7(b) with the Company or its Subsidiaries
to) waive any termination penalties or fees in the event that after the Closing the Company or any of its Subsidiaries, as the case may be, terminates any such contract, agreement, arrangement or understanding.

      Section 3.8. Foreign Investment Registration and Foreign Exchange Approval

            (a) The investment made by Holdings represented by the Held Company Shares (other than the ADSs) has been duly registered with SIEX as a direct foreign investment (inversion extranjera directa), evidenced by duly updated shareholders' investment certificates issued by SIEX with respect to the Held Company Shares (other than the ADSs) for an amount of US$ 975,773,218.73 and as of the date hereof such registration is up-to-date, valid and in good standing and not subject to any restriction or limitations.

            (b) CADIVI has granted all foreign exchange approvals requested by Holdings or the Company in favor of Holdings as of the date hereof, including autorizaciones de adquisicion de divisas and autorizaciones de liquidacion de divisas, required for the purchase of United States Dollars with respect to dividends paid by the Company to Holdings. Holdings has complied in all material respects with all Laws governing Venezuelan exchange controls.

      Section 3.9 Compliance with Law

            Holdings is in compliance in all material respects with all applicable Laws.

      Section 3.10 Employee Matters

            Holdings has no employees and no liabilities with respect to compensation or benefits for past employees, if any.

      Section 3.11 Tax Treaty

            Holdings is a resident of the Netherlands within the meaning of
Article 4 of the Convention between Venezuela and the Netherlands for the Avoidance of Double Taxation and Fiscal Evasion on Income and its Protocol (the "Convention"). Holdings does not have a permanent establishment in Venezuela within the meaning of Section 5 of the Convention. Holdings has received a residency certificate from the Netherlands sufficient under the Ley de Impuesto Sobre la Renta of Venezuela for purposes of receiving tax benefits pursuant to the Convention.

      Section 3.12 Brokers

            No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission from the Company or the Buyer or their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Sellers.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

            The Buyer hereby represents and warrants (and each Buyer Parent with respect to itself in Section 4.2(a) represents and warrants) to the Sellers as of the date hereof and as of the Closing Date as follows:

      Section 4.1 Organization

            The Buyer is a a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) duly organized, validly existing and in good standing under the laws of the Netherlands and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

      Section 4.2 Authority

            (a) The Buyer (and each Buyer Parent solely with respect to Section 9.20(b)) has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Buyer (and each Buyer Parent) of this Agreement and the consummation by the Buyer (and each Buyer Parent solely with respect to Section 9.20(b)) of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or equivalent action. This Agreement has been duly and validly executed and delivered by the Buyer (and each Buyer Parent). This Agreement constitutes the legal, valid and binding obligations of the Buyer (and each Buyer Parent solely with respect to Section 9.20(b)), enforceable against the Buyer (and each Buyer Parent solely with respect to Section 9.20(b)) in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

            (b) No Consent is required in connection with the execution or delivery by the Buyer of, or the performance by the Buyer of its obligations under, this Agreement or the consummation of the transactions contemplated hereby (including the Offers), except (i) the Required Regulatory Approvals;
(ii) the other Consents listed or described on Schedule 4.2(b); (iii) where failure to obtain such Consent would not have a Material Adverse Effect on either of the Buyer Parents; or (iv) as may be necessary as a result of any facts or circumstances relating solely to the Sellers or any of their Affiliates. The execution and delivery of this Agreement by the Buyer does not, and the performance by the Buyer of its obligations under this Agreement and the consummation of the transactions contemplated hereby (including the Offers) will not, conflict with or result in the violation of, or constitute (with due notice or lapse of time or both) a default under, or give rise to a right of termination, cancellation or acceleration of any obligation under, (1) the estatutos, certificate or articles of incorporation or bylaws of the Buyer, (2) any Law to which the Buyer is subject or its properties or assets is bound, or
(3) any contract or agreement to which the Buyer is a party; except in the case of clauses (2) and (3), such conflicts, violations, defaults or rights that would not have a Material Adverse Effect on the Buyer.

      Section 4.3 Sufficiency of Funds

            At Closing, the Buyer will have sufficient funds available to permit the Buyer to pay the Purchase Price and consummate all other transactions contemplated by this Agreement and will have sufficient funds available for the Offers.

      Section 4.4 Litigation

            There are no civil, criminal, administrative, arbitral or similar proceedings, actions or suits pending, or to the Buyer's Knowledge, threatened by or against the Buyer or any of its Affiliates which if adversely decided would have a Materially Adverse Effect with respect to the Buyer.

      Section 4.5 Beneficial Ownership of Shares

            Except as may arise in connection with the execution of this Agreement (and the transactions contemplated hereby), neither of Buyer Parents have any filing obligation under Rule 13d-1 under the Exchange Act with respect to Beneficial Ownership of the Company Shares or ADSs.

      Section 4.6.Brokers

            No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission from the Sellers or any of their Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.

                                    ARTICLE V
                                    COVENANTS

      The Parties hereto hereby agree that:

      Section 5.1 Confidentiality

            Except as required in connection with the public disclosures provided for in Section 5.2, each of the parties shall, and shall cause its agents, employees, officers, directors and professional advisors (collectively, "Representatives") and its Affiliates and each of its Affiliates Representatives to, keep confidential, disclose only to its Affiliates or Representatives to the extent necessary or desirable in connection with the transactions contemplated hereby and use only in connection with the transactions contemplated by this Agreement, all information and data obtained by them from the other party or its Affiliates or Representatives relating to such other party or the transactions contemplated hereby (other than information or data that is or becomes available to the public other than as a result of a breach of this Section 5.1), unless disclosure of such information or data is required by applicable Law or in connection with a filing with a Governmental Authority or necessary or desirable in order to obtain any necessary Consents. In the event that the transactions contemplated hereby are not consummated, each party shall, and shall use its commercially reasonable efforts to cause its Affiliates and Representatives to, promptly return to the other party or destroy (with certification of destruction) all documents (including all copies thereof) containing any such information or data.

      Section 5.2 Public Announcements

            (a) Without prejudice to the provisions of Section 5.1 hereof, during the term of this Agreement and thereafter neither the Sellers or their Affiliates nor the Buyer or its Affiliates shall issue any press release or public announcement or make any statement to the news media with respect to the transactions contemplated by this Agreement without the prior written consent of the other parties (which shall not be unreasonably withheld), except as may be required by Law or Governmental Order.

            (b) The Sellers and the Buyer acknowledge that (i) the Sellers or their Affiliates shall file with the SEC, as an amendment to Schedule 13D, information regarding the transactions contemplated hereby and, as an exhibit thereto, a copy of this Agreement, (ii) the Buyer or its Affiliates shall issue a press release regarding the transactions contemplated hereby and submit such press release to the SEC under cover of Form 6-K and shall make such other filings as are required under applicable securities laws of any other jurisdiction, and (iii) any party hereto or its Affiliates may make any similar filings under applicable Securities Laws as shall be required or appropriate. Prior to the first to occur of the Closing and the termination of this Agreement, each of the Sellers and the Buyer (including their respective Affiliates) shall (to the extent practicable under the circumstances) provide each other with a copy of these proposed filings prior to filing or submitting such proposed filings with or to any Securities Authority.

      Section 5.3 Consents and Approvals

            (a) The Buyer shall (i) no later than the sixth (6th) Business Day following the date hereof, file the Tender Offer Documents required under the Securities Laws of Venezuela to be filed with the CNV in connection with the Offers, substantially in the form provided to the Sellers, with the CNV, and such other documents and instruments as may be required in order to obtain the Required Securities Approvals, (ii) no later than the tenth (10th) Business Day following the date hereof, make such filings with CONATEL as may be required in connection with the purchase of the Shares and the purchase of the Other Company Shares pursuant to the Offers in order to obtain the Required Telecommunications Approvals, and (iii) promptly make such filings with Pro-Competencia, if any, as may be required in connection with the purchase of the Shares and the purchase of the Other Company Shares pursuant to the Offers in order to obtain the Required Regulatory Approvals.

            (b) In addition to the requirements of Section 5.3(a), at all times prior to the Closing, the Buyer shall, and shall cause its Affiliates to: (i) promptly take all actions necessary to make the filings required under any applicable Laws in connection with this Agreement, the Offers and the transactions contemplated hereunder, (ii) as soon as reasonably practicable, comply in all material respects with any formal or informal request for additional information or documentary material received from any Governmental Authority (including the CNV, CONATEL and Pro-Competencia) pursuant to and in connection with any applicable Laws, and (iii) as soon as reasonably practicable, resolve any investigation or other inquiry concerning the transactions contemplated by this Agreement or the Offers initiated by any Governmental Authority in connection with any applicable Laws.

            (c) At all times prior to the Closing, the Buyer shall, and shall cause its Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done, all things necessary, proper and advisable to obtain, as promptly as practicable, all approvals, consents and clearances under any Law required from any Governmental Authority (including any approvals, consents and clearances required from the CNV, the SEC, CONATEL and Pro-Competencia) to purchase the Shares pursuant to this Agreement, to commence the Offers, to consummate the Offers, and to effect the other transactions contemplated hereunder. In connection with the obtaining of any of the Required Antitrust Approvals and the Required Telecommunications Approvals, the Buyer shall, and shall cause its Affiliates to, agree to any terms, conditions or modifications required by any Governmental Authority; provided that, notwithstanding anything in this Agreement to the contrary, the Buyer and its Affiliates shall not be required to agree to any terms, conditions or modifications that would result in, or would be reasonably likely to result in, either individually or in the aggregate, (i) a material adverse effect on the business or operations of the Company and its Subsidiaries, taken as a whole,
(ii) a material adverse effect on the business or operations of either Buyer Parent, in each case assuming each Buyer Parent is the size of the Company and its Subsidiaries, taken as a whole, (iii) the Buyer or any of its Affiliates or the Company or its Subsidiaries having to cease, sell or otherwise dispose of any assets or business (including any requirement that any such assets or businesses be held separate), which assets or businesses are, in the aggregate, material in respect of the size of the Company and its Subsidiaries taken as a whole, (iv) any limitation or restriction (other than any limitation or restriction that is not material) being placed on Buyer's (or Buyer Parents') rights or ownership over the Shares, the Held Company Shares or any Other Company Shares, including their right to vote such Shares, Held Company Shares or Other Company Shares, or (v) any material limitation or restriction being placed on the ability of the Buyer or either Buyer Parent to control and manage the assets, properties, businesses and operations of the Company and its Subsidiaries; provided, however, with respect to clauses (iv) and (v) above, other than any such limitation or restriction that would be generally applicable on the date hereof. Any remedial measures taken in connection with the transactions contemplated hereby by any regulatory or judicial body pursuant to Law against Buyer and its Affiliates or the Company and its Subsidiaries following the Closing shall be the sole responsibility of the Buyer.

            (d) At all times prior to the Closing, the Buyer shall, and shall cause its Affiliates to, provide the Sellers and their counsel with (i) prior to filing or submitting such documents with or to any of the Securities Authorities, a draft version of (x) the Tender Offer Documents and any revisions, amendments and supplements thereto, (y) any correspondence or other documents and information to be delivered to any of the Securities Authorities in connection with the Offers or the Tender Offer Documents and (z) all documents to be filed with CONATEL and Pro-Competencia pursuant to this Agreement, and (ii) copies of any documents filed or submitted to any Securities Authority in any other jurisdiction and any correspondence or other documents or information to be delivered thereto in connection with the Offers or the transactions contemplated hereby.

            (e) At all times prior to the Closing, the Buyer shall, and shall cause its Affiliates to, provide the Sellers with copies of any correspondence from Securities Authorities or any securities authority in any other jurisdiction relating to the Offers or the Tender Offer Documents and shall keep the Sellers informed of the status of the process of obtaining the Required Regulatory Approvals, and of the Offers, on a current basis. The Sellers shall have the right to approve (such approval not to be unreasonably withheld or delayed) any references to the Sellers or any of their Affiliates contained in any filing or correspondence of the Buyer or its Affiliates with any Governmental Authorities with respect to the transactions contemplated hereby.

            (f) Not later than the tenth (10th) Business Day following the date hereof, the Sellers shall make such filings with CONATEL as may be required in connection with the sale by the Sellers and the purchase by the Buyer of the Shares in order to obtain the Required Telecommunications Approvals; provided that, the Sellers shall, and shall cause their Affiliates to, prior to filing such documents, provide a draft version of such filing to Buyer. At all times prior to Closing the Sellers shall, and shall cause their Affiliates to, (i) cooperate with the Buyer and its Affiliates to the extent reasonably necessary in connection with obtaining the Required Regulatory Approvals and shall provide the Buyer with copies of any correspondence and filings with any Governmental Authority or Securities Authority relating to the transactions contemplated hereby, and (ii) as soon as reasonably practicable, comply in all material respects with any formal or informal request for additional information or documentary material in connection with the transactions contemplated herein received from any Governmental Authority or any Securities Authorities pursuant to and in connection with applicable Laws. The Buyer shall have the right to approve (such approval not to be unreasonably withheld or delayed) any references to the Buyer or any of its Affiliates contained in any filing or correspondence of the Sellers or any of their Affiliates with any Governmental Authority in connection with this Agreement or the transactions contemplated hereby. No party hereto shall consummate another transaction or enter into an agreement with respect to another transaction or take any other action in furtherance thereof if the reasonably anticipated consequence of such transaction or action in furtherance thereof is, or would be, to cause any Governmental Authority not to grant any

Required Regulatory Approvals or to materially delay the granting of any Required Regulatory Approvals.

            (g) Subject to the terms and conditions of this Agreement, each of the Buyer and the Sellers will use their commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under applicable Laws and regulations to cause to be satisfied all conditions precedent to its obligations under this Agreement and to consummate and make effective the transactions contemplated by this Agreement and, with respect to the Buyer only, the Offers, in each case as soon as practicable after the date hereof.

            (h) Sellers shall use commercially reasonable efforts to renew the SIEX registration referred to in Section 3.8(a) so that such registration is up-to-date, valid and in good standing and not subject to any restrictions or limitations at Closing.

      Section 5.4 Certain Commitments of Sellers

            (a) During the period from the date of this Agreement to the Closing Date, except as may be required by applicable Law, the Sellers shall not (and shall cause Holdings not to), without the prior written consent of the Buyer,
(i) sell, transfer, give, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, gift, pledge, Encumbrance, assignment or other disposition of, the Shares or the Held Company Shares, (ii) deposit the Shares or the Held Company Shares into a voting trust or enter into a voting agreement or voting trust with respect to the Shares or the Held Company Shares, (iii) adopt or propose any change in the Sellers' or Holdings' organizational documents, (iv) cause Holdings to merge or consolidate with any other Person or acquire assets, equity or debt of any Person, or make loans or extensions of credit to any Person, (v) take any action that would have the effect of preventing or materially delaying the Sellers or their Affiliates from performing any of their respective obligations under this Agreement, (vi) with respect to Holdings only, incur any liabilities other than those liabilities which, individually or in the aggregate, are not material and which are incidental to the ownership of the Held Company Shares or to maintain its corporate existence, or (vii) issue, deliver or sell or agree to issue, deliver or sell any additional shares of capital stock or ownership interests of Holdings or any securities, instruments or obligations convertible into or exchangeable or exercisable for any shares of such capital stock, ownership interests or securities.

            (b) During the period from the date of this Agreement to the Closing Date, except as otherwise expressly provided for herein or required by applicable Law, the Sellers shall (and shall cause Holdings to) use their commercially reasonable efforts to cause the Company and its Subsidiaries not to, without the prior written consent of the Buyer:

                  (i) do or effect any of the following actions with respect to any securities of the Company: (A) adjust, split, combine, recapitalize or reclassify its capital stock or ownership interests, (B) seek shareholder approval of, or pay, any dividend or distribution on any shares of its capital stock, ownership interests or any securities or obligations convertible into or exchangeable for any shares of its capital stock or ownership interests other than cash dividends proposed by the Board of Directors of the

      Company on February 23, 2006, (C) redeem, purchase or otherwise acquire, directly or indirectly, (including, without limitation, through labor-related trusts or other trusts or entities controlled or funded by the Company) any shares of its capital stock, ownership interests or any securities or obligations convertible into or exchangeable for any shares of its capital stock or ownership interests, (D) grant any Person any right or option to acquire any shares of its capital stock or ownership interests, (E) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock, ownership interests or any securities, instruments or obligations convertible into or exchangeable or exercisable for any shares of its capital stock, ownership interests or such securities (except pursuant to the exercise of options outstanding and vested on the date hereof or that vest after the date hereof pursuant to the terms in effect on the date hereof) or (F) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or ownership interests;

                  (ii) sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any amount of its property or assets that is material to the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business;

                  (iii) make or propose any changes in its estatutos;

                  (iv) reduce its paid-in capital;

                  (v) merge or consolidate with any other Person other than a wholly-owned Subsidiary of the Company or acquire material assets or capital stock or ownership interests of any other Person other than a wholly-owned Subsidiary of the Company;

                  (vi) (A) make or change any Tax election; (B) settle or compromise any Tax liability, claim or assessment; (C) agree to an extension or waiver regarding the application of the statute of limitation in respect of any Tax claim or assessment; (D) grant any power of attorney with respect to Taxes; (E) enter into Tax sharing agreements; (F) change its fiscal year; or (G) change any method of accounting; in each case, if any of the actions set forth in clauses (A) through (G) above would have the effect of increasing, in any material respect, the Tax liability of either of Holdings or the Company for any Tax period ending after the Closing Date; or

                  (vii) authorize any of, or commit, propose or agree to take any of, the foregoing actions.

      For purposes of this Section 5.4(b), the Sellers' commercially reasonable efforts to cause the Company and its Subsidiaries to take or not take any actions contemplated herein shall be limited to the Sellers (i) causing Holdings to exercise all voting rights with respect to the Held Company Shares (x) in a manner consistent with the obligations of the Sellers under this Section 5.4(b) at any meeting of the shareholders of the Company or by written consent of the shareholders and (y) against any proposal presented at such meeting or submitted to shareholders for consent, which proposal would cause or result in any of the conditions set forth in Sections 7.2 or 7.3 to not be satisfied as of any date following the date hereof, and (ii) making no recommendations to the Board of Directors of the Company which are inconsistent with its obligations under this Section 5.4(b). Notwithstanding the foregoing, this
Section 5.4(b) shall not prohibit any member of the board of directors of the Company appointed or designated by the Sellers or any Affiliate of Sellers or any employee or officer of Sellers or their Affiliates employed by the Company or its Subsidiaries from taking or participating in any of the actions referred to in this Section 5.4(b) to the extent that the failure by such Person to take such action would be reasonably likely to violate his or her fiduciary or legal duties or would be inconsistent with applicable Law.

      Section 5.5 Resignations

            The Sellers shall at Closing (i) cause the resignation or removal of the officers and directors of Holdings and (ii) cause the employees of any Affiliate of the Sellers who are members of the Board of Directors of the Company (including both directors and alternates (suplentes)), other than the Chairman of the Board of Directors, to irrevocably tender their resignations to the Company, to take effect upon shareholder approval as required by Venezuelan law. After the Closing Date, the Buyer shall vote, and shall cause its Affiliates to vote, any and all Company Shares directly or indirectly held or Beneficially Owned by the Buyer or its Affiliates in favor of the resignations described in the preceding sentence, whether at a shareholders' meeting or by written consent.

      Section 5.6 No Solicitation of Offers

            (a) The Sellers shall not, and shall cause their Affiliates not to, and shall use reasonable best efforts to cause Sellers' and their Affiliates' Representatives not to, directly or indirectly: (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal or offer relating to an Alternative Transaction; or (ii) enter into or participate in any discussions or negotiations regarding, or enter into any agreement which would result in, any Alternative Transaction. The Sellers shall, and shall cause their Affiliates to, and shall use reasonable best efforts to cause Sellers' and their Affiliates' Representatives to, immediately cease and terminate any existing discussions and negotiations conducted with any other Person prior to the date hereof with respect to any Alternative Transaction. For purposes of this Agreement, "Alternative Transaction" means (i) a transaction or series of transactions pursuant to which any Person (or group of Persons) which is not the Buyer or an Affiliate of the Buyer acquires or could acquire (x) from the Sellers or their Affiliates Beneficial Ownership of any of the Held Company Shares, or (y) more than thirty percent (30%) of the Company Shares, whether from the Sellers, Holdings, the Company or otherwise; or (ii) any other transaction pursuant to which any Person (or group of Persons) acquires or would acquire direct or indirect ownership or control of assets of the Company or its Subsidiaries (other than in the ordinary course of business) having a book value of twenty percent (20%) or more of the value of the Company's total consolidated assets on the date hereof, or for consideration equal to twenty percent (20%) or more of the fair market value of all Company Shares on the date hereof. The Sellers shall promptly communicate to the Buyer any such unsolicited inquiries or communications concerning any such Alternative Transaction which the Sellers or any of their Affiliates may receive.

            (b) Notwithstanding the foregoing, Section 5.6(a) shall not: (A) require any Person to take any action or refrain from taking any action that would be inconsistent with applicable Law, (B) prohibit any Person from complying with applicable fiduciary or legal duties

(whether as a director or officer), or (C) require any person to breach any obligations of confidentiality to which it or they are subject.

      Section 5.7 Seller's Broker's Fees

            The Sellers shall be solely responsible for the fees and expenses of any brokers, finders or investment banks engaged by the Sellers or their Affiliates in connection with the transactions contemplated hereby.

      Section 5.8 Buyer's Broker's Fees

            The Buyer shall be solely responsible for the fees and expenses of any brokers, finders or investment banks engaged by the Buyer or its Affiliates in connection with the transactions contemplated hereby.

      Section 5.9 Tax Matters

            (a) The Sellers shall prepare or cause to be prepared and file or cause to be filed all Returns for Holdings for all periods ending prior to the Closing Date. The Buyer shall prepare or cause to be prepared and file or cause to be filed all Returns for Holdings for all periods ending on or after the Closing Date.

            (b) Notwithstanding Section 5.9(a), at the Sellers' option, the Buyer shall prepare or cause to be prepared and file or cause to be filed any Returns for Taxes of Holdings for periods ending prior to the Closing Date which are required to be filed after the Closing Date; provided that the Sellers shall pay all Taxes due with respect to such Returns and shall promptly reimburse Buyer for the cost of filing such Returns.

            (c) With respect to income Tax Returns required to be filed by the Buyer pursuant to Section 5.9(a) for which Sellers' Parent or either of the Sellers has or could have any liability for Taxes due (including pursuant to its indemnity obligations hereunder), the Buyer shall furnish a copy of such Returns to the Sellers for the Sellers' approval, which shall not be unreasonably withheld, not later than 20 calendar days before the due date for filing such returns (including extensions thereof). Furthermore, with respect to such Returns, the Buyer shall not take (and shall cause Holdings not to take) a position with respect to any item on any Return relating to the determination of the taxable income or taxable value of Holdings that is inconsistent with the position taken with respect to such item on a prior Return or, if inconsistent, will obtain the Sellers' prior written consent to such inconsistent position if the Sellers notify the Buyer in writing reasonably in advance of the due date for filing such returns that such inconsistent position would materially and adversely affect the Tax liability of the Sellers or their Affiliates (including pursuant to any indemnity obligations hereunder); provided that the Sellers shall not have the right to unreasonably withhold or delay their consent.

            (d) The Buyer will not, and will not cause or permit Holdings to amend, file or refile any Return or make or revoke any Tax election for any period which ends on or prior to the Closing Date without the written consent of the Sellers; provided that the Sellers shall not have the right to unreasonably withhold or delay their consent.

            (e) For purposes of ascertaining the appropriate amounts of Tax liabilities subject to indemnification under Sections 8.2, 8.3 and 8.7, in the case of Taxes that are payable with respect to a Tax period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on and including the Closing Date shall be: (i) in the case of Taxes that are either (x) based upon or related to income or receipts, (y) imposed in connection with any sale or other transfer or assignment of property (other than as provided under Section 5.9(j)), or (z) imposed on a periodic basis and measured by the level of any item which is required to be determined as of the Closing Date or which is clearly determinable as of the Closing Date and such determination is made by a party in a manner reasonably acceptable to both parties, shall be deemed equal to the amount which would be payable if the Tax year ended with the Closing Date, and (ii) in all other cases, shall be deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the period ending with the Closing Date and the denominator of which is the number of calendar days in the entire period.

            (f) Any refunds of or reductions in Taxes with respect to Holdings relating to Taxes for any period (or portions thereof) ending on or prior to the Closing Date for which the Sellers are liable under Section 8.7 shall be for the account of the Sellers unless such refunds or reductions are attributable to a carryback of losses from Tax periods (or portions thereof) beginning after the Closing Date. The Buyer shall, if the Sellers so request and at the Sellers' expense, cause the relevant entity (the Buyer, Holdings or any successor of the Buyer or Holdings) to file for and obtain any refunds or reductions to which the Sellers are entitled hereunder, including through the prosecution of any administrative or judicial proceeding which the Sellers, in their reasonable discretion, chooses to direct such entity to pursue. The Buyer shall permit the Sellers to control (at the Sellers' expense) the prosecution of any such refund or reduction claimed, and when deemed appropriate by the Sellers, shall cause the relevant entity to authorize by appropriate power of attorney such person as the Sellers shall designate to represent such entity with respect to such refund or reduction claimed. The Buyer shall forward to the Sellers an amount equal to any refund or reduction promptly after such refund is received or such reduction is granted. Notwithstanding the foregoing, the control of the prosecution of a claim for refund for or reduction in Taxes paid pursuant to a deficiency assessed subsequent to the Closing Date as the result of an audit shall be governed by the provisions of Section 8.5. In the event that any refund of or reduction in Taxes for which a payment has been made to the Sellers pursuant to this Section 5.9 is subsequently reduced, the Sellers shall indemnify, defend and hold harmless the Buyer and Holdings against, and reimburse the Buyer and Holdings for, any Tax liability, including interest and penalties, assessed against the Buyer or Holdings by reason of the reduction or disallowance and any reasonable related costs and expenses. Any refunds or reductions of Taxes with respect to Holdings relating to Taxes for which the Buyer is liable under
Article VIII shall be for the account of the Buyer.

            (g) Notwithstanding any provision in Section 8.5 to the contrary regarding the conduct of contest of Third Party Claims, the Sellers shall not settle or resolve any Tax proceeding without the Buyer's consent (which shall not be unreasonably withheld or delayed) if such settlement or resolution would reasonably be expected to cause the Buyer or Holdings to suffer a Tax liability in a post-Closing period.

            (h) Subject to the confidentiality provisions of Section 5.1, from and after the Closing Date, the Buyer shall deliver to the Sellers or their designee (including for purposes of this sentence, the Sellers' Tax advisors), as soon as practicable after the Sellers' reasonable request, such information and data that are reasonably available concerning the pre-Closing Date operations of Holdings and make available such knowledgeable employees of the Buyer and Holdings as the Sellers may reasonably request, including providing the appropriate power of attorney and the full and complete information and data required by the Sellers' reasonable Tax and accounting information requests to the extent reasonably available, in order to enable the Sellers and their Affiliates to complete fully and file all Returns that they may be required to file pursuant to Section 5.9(a), to respond to and contest audits by any Governmental Authority pursuant to Sections 8.5 and 5.9(g), and to prosecute any claim for refund or reduction to which the Sellers or their Affiliates are entitled hereunder and to otherwise enable the Sellers and their Affiliates fully to satisfy their accounting and Tax requirements.

            (i) The Sellers on the one hand and the Buyer on the other hand shall each be responsible and shall save, defend, indemnify and hold harmless each other and their respective Affiliates for fifty percent (50%) of all sales, use, gross receipts, registration, transfer, stamp duty, documentary, securities transactions, real estate, and similar Taxes and notarial fees assessed or payable in connection with the transfer of the Shares, regardless of whether such Taxes become due or payable on or after the Closing Date, and each party shall be responsible for all interest, penalties and additions to Taxes related to such Taxes attributable to such party's action or inaction. The parties shall cooperate and shall cause Holdings and the Company, as appropriate, to prepare and timely file all Returns relating to such Taxes.

            (j) All payments made pursuant to this Section 5.9 or Article VIII shall be treated as adjustments to the Purchase Price for Tax purposes unless otherwise prohibited by Law.

            (k) The Purchase Price and any additional consideration paid pursuant to Section 6.3 shall be allocated entirely to the Shares and neither party shall take any position for Tax purposes inconsistent therewith.

      Section 5.10 Directors and Officers

            For a period of six (6) years beginning on the Closing Date, the Buyer shall ensure that no provision of the certificate of incorporation and bylaws, charter or equivalent creation or organizational documents of Holdings in effect as of the date hereof relating to exculpation from liability of directors and officers shall be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Closing Date acted as directors or officers of Holdings. For a period of six (6) years beginning on the Closing Date, the Buyer shall (in the event the Buyer or its Affiliates directly or indirectly control more than 50% of the Company Shares after the Offers) or, shall use commercially reasonable efforts to (in all other cases), ensure that no provision of the certificate of incorporation and bylaws, estatutos or equivalent creation or organizational documents of the Company in effect as of the date hereof relating to indemnification and exculpation from liability of directors and officers shall be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder, with respect to occurrences prior to the Closing Date, of individuals who, on or prior to the Closing Date, acted as directors or officers of the Company. Nothing in this Section 5.10 shall require that Buyer or its employees or representatives breach their fiduciary duties under applicable Law.

      Section 5.11 Termination of Affiliate Contracts

            (a) Upon Closing, the Sellers or their Affiliates shall give notice to the Company of the termination of the Technical Assistance Agreement dated June 30, 2001 by and between GTE Service Corporation and Telecomunicaciones Movilnet, C.A., as amended, and the Agreement for Services dated January 1, 1992 by and between the Company and GTE Service Corporation, as amended, which termination shall take effect 30 days, or such longer period as the Buyer shall request but not longer than 60 days following the Closing Date, in each case subject to any right of the Company to terminate such agreements earlier.

            (b) If the Buyer acquires the Shares, then for so long as the Buyer Beneficially Owns 50% or less of the issued and outstanding Company Shares, the Sellers shall cause their Affiliates not to terminate or take any action or omit to take any action likely to result in termination (other than for cause as specified in such agreement) the contracts listed on Schedule 5.11(b) during the term of such contracts as in effect on the date hereof (without giving effect to any extension). If the Buyer Beneficially Owns more than 50% of the issued and outstanding Company Shares, then at the Buyer's written request, the Sellers shall cause their Affiliates and the Buyer shall cause the Company to enter into a Software License Agreement substantially in the form attached hereto as Exhibit A to supersede and replace all of the contracts listed or described on
Schedule 5.11(b), except for the International Security Operations Center Agreement referred to in item 2 of Schedule 5.11(b).

      Section 5.12 Non-Solicitation of Employees; Severance

            (a) For the period beginning on the Closing Date and ending on the date that is eighteen (18) months from the date thereof, the Sellers shall not, and shall cause their Affiliates not to, directly or indirectly, seek to employ any individual who is then employed by the Company or any of its Subsidiaries or was so employed at any time within six months prior to the date the Sellers or their Affiliates employs or seeks to employ such person, provided that notwithstanding the foregoing, it shall not constitute a violation of this
Section 5.12 for the Sellers or any of their Affiliates to (i) seek to employ or employ any person who on the date hereof is on the payroll of the Sellers or any of their Affiliates or has been seconded by the Sellers or any of their Affiliates to the Company or any of its Subsidiaries, or (ii) make a general solicitation for employment or other services contained in a newspaper or other periodical or on the radio, internet or similar media.

            (b) If any of the Chief Executive Officer (Gerente General), Chief Financial Officer (Gerente Financiero) or Chief Operating Officer (Gerente de Operaciones) of the Company voluntarily resigns from (or is terminated by) the Company at any time from the date hereof until the period ending ninety (90) days after the closing of the Offers (but in no event later than two hundred and ten (210) days after the Closing Date), the Sellers shall reimburse the Company for all payments actually made by the Company to such officer as a result of such resignation (or termination) (i) under any Company severance plans or benefits in effect on the date hereof, including employment or change of control agreements, and (ii) that are imposed directly on the Company by applicable Law by reason of such resignation (or termination);

provided, however, that Sellers' obligation to reimburse the Company for any payments on account of resignation (or termination) hereunder (i) is conditioned on the occurrence of the Closing, (ii) applies only to the extent such payments have not been previously paid or reimbursed to the Company by the Sellers' Parent (or any of its Affiliates), and are not otherwise required to be paid or reimbursed to the Company by the Sellers' Parent or any of its Affiliates pursuant to any other agreement, obligation or arrangement with the Company and are paid or reimbursed to the Company pursuant thereto and (iii) shall be net of any tax benefits to the Company as a result of such payment.

            (c) (i) If any of the executive officers or directors of the Company listed as such in the Company's Annual Report on Form 20-F filed on June 30, 2005, or any successors or replacements of any such officers or directors holding office on the date hereof, should voluntarily resign from (or be terminated by) the Company at any time from the date hereof until the date that is ninety (90) days after the closing of the Offers, the Sellers shall reimburse the Company for payments actually made by the Company to such executive officer or director as a result of such resignation (or termination) under any Company severance plan, benefit or arrangement (including, without limitation, any change of control agreement) that is entered into (or amended so as to increase the Company's obligations thereunder) at any time after the date hereof and before the Closing Date (such new or increased Company obligations, collectively the "Severance Payments"); provided, however, that the Sellers' obligation to reimburse the Company for any Severance Payments hereunder shall be limited as follows:

                        (A) if the Severance Payments (in the aggregate) are
            less than or equal to US$ 5,000,000, the Sellers shall have no reimbursement obligation with respect to such amounts; and

                        (B) if the Severance Payments (in the aggregate) are
            more than US$ 5,000,000, the Sellers shall reimburse the Company for an amount equal to the lesser of (i) fifty percent (50%) of the amount by which the Severance Payments (in the aggregate) exceed US$ 5,000,000 and (ii) US$ 7,500,000.

Severance Payments: (i) shall not include (x) amounts to the extent previously paid or reimbursed to the Company by the Sellers' Parent or the Affiliates, and
(y) amounts that are required to be paid or reimbursed, by the Sellers' Parent or any of its Affiliates pursuant to any other agreement, obligation or arrangement with the Company or the Buyer, including without limitation Section 5.12(b), and are duly paid pursuant thereto, and (ii) shall be net of any tax benefits to the Company as a result of the Severance Payments.

      (d) The Sellers' obligation to reimburse the Company pursuant to clause
(b) or (c) of this Section 5.12 shall be conditioned upon (i) the Buyer or its Affiliates purchasing and continuing to Beneficially Own the Company Shares and
(ii) the Buyer or the Company providing Sellers with reasonable supporting documentation evidencing such payments.

      (e) Reimbursements required to be made by the Sellers to the Company pursuant to clause (b) or (c) of this Section 5.12 shall be made promptly following the later to occur of (i) the Closing Date and (ii) the date on which the corresponding payment is made by the Company to which the reimbursement obligation relates.

      Section 5.13 Standstill

            For the period beginning on the Closing Date and ending on the date that is eighteen (18) months after the Closing Date, the Sellers shall not, nor shall they permit any of their respective Affiliates (including Holdings or any Person acting on their behalf), directly or indirectly, to (x) engage in any transactions involving the equity or convertible securities of the Company, including without limitation any acquisition of any Company Shares or ADSs, or any material assets of the Company or any of its Subsidiaries, or (y) with respect to the Company or any of its Subsidiaries, solicit proxies or shareholder consents or participate in any such solicitation for any purpose. Notwithstanding the foregoing, nothing contained in this Section 5.13 shall prohibit the Sellers, Sellers' Parent or any of their Affiliates (including any pension fund sponsored, maintained or managed by Sellers' Parents or any of their Affiliates) from acquiring any securities of any Person (other than the Company or any of its Subsidiaries), provided that (i) not more than twenty percent (20%) of the assets of such Person consist of Company Shares or ADSs, and (ii) such Person Beneficially Owns less than ten percent (10%) of the Company Shares then issued and outstanding, including Company Shares underlying ADSs.

      Section 5.14 Sellers' Post-Closing Confidentiality Obligation

            Except as required by Law, for a period of two (2) years following the Closing, the Sellers shall not, and shall cause their Affiliates not to, directly or indirectly, disclose to any Person or entity or use any proprietary information owned by the Company or its Subsidiaries in any form, acquired prior to the Closing Date, relating to the business and operations of the Company or its Subsidiaries, including but not limited to any such information regarding customers, vendors, suppliers, trade secrets, training programs, manuals or materials, technical information, contracts, systems, procedures, mailing lists, know-how, trade names, improvements, price lists, financial or other data (including the revenues, costs or profits associated with any of the Company's or its Subsidiaries' services), business plans, code books, invoices and other financial statements, computer programs, software systems, databases, discs and printouts, plans (business, technical or otherwise), customer and industry lists, correspondence, internal reports, personnel files, sales and advertising material, telephone numbers, names, addresses or any other compilation of information, written or unwritten, which is or was used by the Company or its Subsidiaries. Notwithstanding the foregoing, this Section 5.14 shall not apply to any information which (i) at the time of disclosure or thereafter is generally known to the public or generally known or available in the industry, or (ii) was or becomes available to the Sellers or their Affiliates on a non-confidential basis from a Person not otherwise bound by a confidentiality agreement or duty with the Buyer or its Affiliates or the Company or its Affiliates and is not otherwise prohibited from transmitting the information.

      Section 5.15 Access to Information

            The Sellers shall (and the Sellers shall cause Holdings to) afford to the Buyer (and each of its Representatives) access (subject to the confidentiality provisions of Section 5.1) during normal business hours and upon reasonable notice during the period between the date hereof and the earlier of the Closing and the termination of this Agreement, to all properties, books, records, officers and employees of or directly related to Holdings (other than properties, books, records, officers and employees of the Company or its Subsidiaries). The Sellers shall request that the Company afford to the Buyer (and each of its Representatives) access (subject to the execution of a confidentiality agreement reasonably acceptable to the Company) during normal business hours and upon reasonable notice during the period between the date hereof and the earlier of the Closing and the termination of this Agreement, to all properties, books, records, officers and employees of or related to the Company.

      Section 5.16 Notices of Certain Events

            The Buyer on the one hand, and the Sellers on the other hand, shall promptly notify the other of:

            (a) the receipt by the Buyer or the Sellers, as the case may be, of any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

            (b) any actions, suits, claims, investigations or proceedings commenced or overtly threatened, in each case against, relating to or involving or otherwise affecting the Buyer, the Sellers or any of their respective Affiliates that relate directly to the consummation of the transactions contemplated by this Agreement.

      Section 5.17 Restructuring

            At the Buyer's request made within ten (10) Business Days after the date hereof, the Sellers will, as soon as practicable and not later than the earlier of the Closing Date or the termination of this Agreement, cause Holdings to sell and transfer or contribute the Held Company Shares (the "BV Transfer") to a newly-formed Netherlands besloten vennootschap met beperkte aansprakelijkbeid ("New BV") which is wholly owned by Holdings. The consideration paid for the BV Transfer shall be equal to the Purchase Price and shall be set forth in the transfer or contribution agreement as the fair market value of the Held Company Shares. In connection with the BV Transfer, if requested by the Buyer, the Sellers shall, as soon as practicable, request that the SIEX registration be issued in the name of New BV or otherwise request that SIEX acknowledge that the SIEX registration has been transferred to the New BV as a result of the BV Transfer. Sellers shall use commercially reasonable efforts to obtain the transfer of the SIEX registration to the New BV. If the Buyer requests the BV Transfer, the Buyer, no later than the earlier of (x) five
(5) Business Days after the transfer of the SIEX registration to the New BV and
(y) ten (10) Business Days prior to the Closing Date, shall elect under the ARSPA (as defined below) to purchase either the Shares or all of the shares of stock of the New BV at the Closing; if the Buyer elects to purchase the shares of New BV, (i) at Closing the Buyer shall purchase all of the shares of stock held by Holdings in the New BV ("New BV Shares") instead of the Shares and (ii) the purchase price to be paid at Closing by the Buyer for the New BV Shares shall be equal to the Purchase Price and payable in US Dollars. The parties agree that should the Buyer request the BV Transfer, the parties shall negotiate in good faith and execute prior to Closing an Amended and Restated Stock Purchase Agreement ("ARSPA") which (i) shall become effective only upon the occurrence of the BV Transfer prior to Closing, (ii) if the Buyer elects to purchase the New BV Shares, shall reflect that the seller is Holdings (which shall become the "Seller" under the ARSPA in substitution for the Sellers) and that the shares being sold and purchased pursuant to the ARSPA are the New BV Shares, (iii) if the Buyer elects to purchase the Shares, shall provide that Holdings wholly owns New BV and New BV owns the

Company Shares, and (iv) shall include only such additional amendments as are necessary in light of the foregoing.

                                   ARTICLE VI
                               POST-CLOSING OFFERS

      Section 6.1 Commencement of Offers

            (a) Within ten Business Days following the Closing, the Buyer shall commence, and publicly announce the commencement of, the Offers to acquire any and all of the Other Company Shares. The terms of the Offers shall be as provided in Section 6.2. If the conditions to the Offers specified in Sections 7.2(a), 7.2(b), 7.3(b) and 7.3(c) and such other conditions as may be permitted by Section 6.2(c) are satisfied on the Expiration Date, the Buyer shall accept for payment any and all Other Company Shares validly tendered into the Offers (and not withdrawn) on or before the Expiration Date.

            (b) The Buyer shall commence and conduct the Offers in accordance in all material respects with applicable Securities Laws and shall in connection therewith: (i) publish, deliver or otherwise provide Tender Offer Documents relating to the Venezuelan Offer to the holders of the Other Company Shares (other than ADSs), and (ii) file with the SEC the Tender Offer Documents. In the case of each revision, amendment or supplement to the Tender Offer Documents, the Buyer shall take all steps necessary to cause such Tender Offer Documents, as so revised, amended or supplemented, to be filed with the appropriate Securities Authorities and to be disseminated to the holders of the Other Company Shares, in each case, as and to the extent required by applicable Securities Laws.

            (c) The Sellers hereby waive any right to receive or demand from the Buyer or its Affiliates any additional consideration for the Held Company Shares as a result of any adjustment, if any, to the Offer Price.

            (d) The Sellers shall not and shall cause Sellers' Parent and each Subsidiary of Sellers' Parent not to participate in the Offers.

      Section 6.2 Terms of the Offers.

            (a) The offer price in the Venezuelan Offer shall be the Bolivar equivalent of US$ 3.0149 per Company Share, calculated using the official Banco Central de Venezuela exchange rate as of the date determined in accordance with applicable Law in Venezuela; provided that, if the Buyer so elects, and subject to the approval of the CNV, the offer price in the Venezuelan Offer may be US$
3.0149 per Company Share. In either case, the offer price in the Venezuelan Offer shall be payable in Bolivars or, at the election of the tendering shareholder and to the extent permitted by applicable Law in Venezuela, in US dollars in an amount equal to US$ 3.0149 per Company Share. The offer price in the U.S. Offer shall be US$ 21.1041 per ADS.

            (b) The offer price in each of the Venezuelan Offer and the U.S. Offer referred to in Section 6.2(a) (collectively, the "Offer Price") shall be equitably adjusted as required to reflect any reclassification, recapitalization, share split or combination, exchange or readjustment of any of the Other Company Shares or any cash or stock dividends that are proposed by the Board of Directors of the Company to the stockholders of the Company after the date hereof and for which the applicable dividend record date is prior to the final settlement date of the Offers.

            (c) The obligations of the Buyer to consummate the Offers shall be subject to no more than the following conditions: (i) the conditions to the obligations of the Buyer hereunder set forth in Sections 7.2(a), 7.2(b), 7.3(b) and 7.3(c) and, to the extent permitted by the CNV, 7.3(d), (f), (g), (h) and
(i), adjusted as may be necessary to reflect the timing of the closing of the sale of the Other Company Shares pursuant to the Offers, and (ii) such other conditions as are expressly permitted by Venezuelan Law or approved by the CNV.

                                   ARTICLE VII
                              CONDITIONS TO CLOSING

      Section 7.1 General

            The respective obligations of the Sellers and the Buyer to consummate the sale and purchase of the Shares at the Closing shall be subject to the fulfillment, on or before the Closing Date, in the case of the Sellers, of the conditions set forth in Sections 7.2 and 7.4, and in the case of the Buyer, of the conditions set forth in Sections 7.2 and 7.3.

      Section 7.2 Conditions to Obligations of Both Parties

            (a) The Required Regulatory Approvals shall have been obtained.

            (b) No Governmental Order shall have been enacted, entered, promulgated, or enforced (or be pending) by any Governmental Authority in Venezuela, the United States of America or any country where the Company has material operations or a material license that prohibits, restrains, or enjoins (or seeks to prohibit, restrain or enjoin) the consummation of the closing of the sale and purchase of the Shares pursuant to this Agreement or the Offers, or shall have been enacted, entered, promulgated or enforced (or be pending or threatened) by any applicable Governmental Authority which would subject (or seeks to subject) any director or officer of Holdings, Sellers' Parent or the Buyer to the risk of criminal sanction, including imprisonment or fines.

      Section 7.3 Conditions to Obligations of the Buyer

            (a) (i) The Sellers shall have performed in all material respects all of their obligations hereunder required to be performed by them at or prior to the Closing Date, (ii) the representations and warranties of the Sellers contained in this Agreement qualified as to materiality or Material Adverse Effect (and the representations and warranties contained in Section 3.3 (Shares and Capital Stock)) shall be true and correct in all respects and the other representations and warranties of the Sellers contained in this Agreement not so qualified shall be true in all material respects, in each case at and as of the date hereof and at and as of the Closing Date, as if made at and as of such time (except to the extent in either case that such representations or warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such date), and (iii) the Buyer shall have received a certificate signed by the President or a Vice President of each of the Sellers certifying as to compliance with clauses (i) and (ii) above.

            (b) Since the date hereof, there shall not have occurred and be continuing:

                  (i) any general suspension of trading in, or limitation on prices for securities on the New York Stock Exchange;

                  (ii) a declaration of a banking moratorium or any suspension of payment in respect of banks in the United States or Venezuela, whether mandatory or not mandatory; or

                  (iii) commencement of a war, armed hostilities, coup d'etat, collapse of the government or other national or international crisis involving Venezuela or acts of terrorism, in any case which materially disrupts the normal operations of the Company.

            (c) Since December 31, 2005, there shall have occurred no Material Adverse Effect with respect to the Company.

            (d) Since December 31, 2004: (A) the Company shall have filed all reports required to be filed by it pursuant to the Exchange Act and the rules and regulations of the CNV, as applicable, and (B) the Company's filings with the SEC and the CNV shall not have contained at the time of their respective filing (or if any filing has been amended prior to the date hereof, at the time of such amended filing) untrue statements of material facts and shall not have omitted to state material facts required to be stated therein in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

            (e) When filed, the financial statements of the Company and its Subsidiaries included in the SEC Filings and the CNV Filings made on or after December 31, 2004: (i) shall have complied in all material respects with applicable accounting requirements and with the applicable published rules and regulations of the SEC or CNV with respect thereto, and (ii) shall fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and its Subsidiaries at the date and for the period or periods covered thereby.

            (f) The Company and its Subsidiaries shall not have, at any time after the date of this Agreement and prior to the Closing Date, adopted or undertaken any material action or actions intended to obstruct (or that has had, or is reasonably likely to have, the effect of obstructing) the transactions contemplated by this Agreement or the Offers in any material respects, or reasonably likely to have a material adverse effect on the Company and its Subsidiaries taken as a whole, including the following:

                  (i) adjusted, split, combined, recapitalized or reclassified its capital stock or ownership interests or any class thereof;

                  (ii) proposed (which proposal is made by the Company's Board of Directors for approval by the stockholders with a dividend record date prior to the proposed settlement date for the Offers), obtained shareholder approval of, or paid, any dividend or distribution on any shares of its capital stock, ownership interests or any securities or obligations convertible into or exchangeable for any shares of its capital stock or ownership interests, other than cash dividends proposed by the Board of Directors of the Company on February 23, 2006;

                  (iii) redeemed, purchased or otherwise acquired, directly or indirectly (including, without limitation, through labor related trusts or other trusts or entities controlled or funded by the Company), any shares of its capital stock, ownership interests or any securities or obligations convertible into or exchangeable for any shares of its capital stock or ownership interests, other than redemptions, purchases or acquisitions of Company Shares for no more than the then market value thereof to meet the Company's obligations under employee stock option plans and other existing employee stock compensation plans, awards or agreements in an amount which in the aggregate does not exceed three percent (3%) of the Company Shares (including Company Shares underlying the ADSs) issued and outstanding as of the date hereof;

                  (iv) granted any Person(s) any right or option to acquire any shares of its capital stock or ownership interests, except for rights and options exercisable for a number of shares or ownership interests of the Company in an amount which in the aggregate and on a fully-diluted basis, when taken together with any other issuances of its capital stock, ownership interest or any securities instruments or obligations convertible into or exchangeable or exercisable for any shares of its capital stock, ownership interests or such securities, does not exceed three percent (3%) of the Company Shares (including Company Shares underlying the ADSs) issued and outstanding as of the date hereof (it being agreed that all Company Shares currently held in the trust for Excellence Award program shall be deemed not granted as of the date hereof);

                  (v) altered or proposed to alter any material term of any outstanding security, including employee stock options;

                  (vi) issued, delivered or sold or agreed to issue, deliver or sell any additional shares of its capital stock, ownership interests or any securities, instruments or obligations convertible into or exchangeable or exercisable for any shares of its capital stock, ownership interests or such securities, except for shares of capital stock, ownership interests, exchangeable or convertible securities, instruments or obligations in an amount that in the aggregate and on a fully-diluted basis, when taken together with grants of any right or option to acquire any shares of its capital stock or ownership interests, does not exceed three percent (3%) of the Company Shares (including Company Shares underlying the ADSs) issued and outstanding as of the date hereof;

                  (vii) sold, transferred, leased, pledged, mortgaged, encumbered or otherwise disposed of any amount of its property or assets that is material to the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business;

                  (viii) made any material changes to the estatutos of the Company;

                  (ix) incurred or committed to incur any material debt or guarantee the material obligations of third parties (other than its Subsidiaries) other than in the ordinary course of business;

                  (x) recommended on a Schedule 14d-9 (or similar form under applicable Law), authorized or entered into (A) any merger, consolidation, business combination, material joint venture, material strategic alliance or similar arrangement with any Person (other than the Buyer, either of the Buyer Parents or any of their respective Affiliates in furtherance of the transactions contemplated hereby), or (B) a liquidation or dissolution of the Company or any of its material Subsidiaries;

                  (xi) authorized or entered into any agreement or arrangement for the acquisition of a material amount of assets or securities, or any waiver, release or relinquishment of any material contract or comparable rights of the Company and its Subsidiaries, taken as a whole, or any agreement contemplating any of the foregoing or any comparable event, in each case other than in the ordinary course of business or in exchange for reasonably equivalent value;

                  (xii) taken or funded (or transferred into escrow any amounts in cash, securities or other assets required to fund), entered into, amended, terminated, or increased benefits under, any employment, severance, employee benefit or similar agreement, arrangement or plan (other than in the ordinary course of business) in each case to provide for increased benefits to the employees as a result of or in connection with the transactions contemplated by this Agreement or the Offers or any other change of control of the Company, which in the aggregate result in a material increase in the obligations of the Company and its Subsidiaries, taken as a whole, to their respective employees as compared to their obligations to employees as of the date hereof;

                  (xiii) reduced its paid-in capital; or

                  (xiv) agreed in writing or called a shareholders' meeting to take any of the foregoing actions, but only if (a) with respect to any action agreed to in writing, such action has not been cancelled or revoked, and (b) with respect to a shareholders' meeting, (1) the resolution calling such meeting has not been cancelled or revoked, or (2) the meeting having taken place, the action has been approved by the shareholders.

            (g) There shall not be pending any action, proceeding, application or claim by any Person(s) in connection with the transactions contemplated hereby which seeks to obtain any damages from the Buyer, the Company or their respective Affiliates, which damages are, in the aggregate, material in respect of the size of the Company and its Subsidiaries, and such action, proceeding, application or claim is reasonably likely to succeed.

            (h) No statute, rule, regulation, order, judgment, decree or injunction from any Governmental Authority has been enacted, promulgated, entered, enforced or become applicable which expropriates, nationalizes, confiscates or otherwise takes possession or control of the Company, the Company's business or operations or any material portion of the Company's assets (or seeks to do any of the foregoing).

            (i) The Company and its Subsidiaries shall hold all wireline and wireless concessions issued by the appropriate Governmental Authority that are required for the conduct of their respective wireline and wireless businesses, and for the operation and holding of their wireline and wireless assets (together with any renewals, extensions or modifications thereof and any additions thereto made as of the Closing Date). Each such concession shall have been duly issued and shall be valid and in full force and effect, and no proceeding seeking the suspension or cancellation of any such concession shall have been commenced by a Governmental Authority and shall be continuing.

            (j) Each of the directors and officers of Holdings shall have been removed or shall have resigned effective as of the Closing Date and each of the employees of any Affiliate of the Sellers who are members of the Board of Directors of the Company (including both directors and alternates (suplentes)) shall have irrevocably tendered their resignations to the Company, as provided for in Section 5.5, it being understood that this Section 7.3(j) does not require the resignation of the Chairman of the Board of the Company.

            (k) This Agreement and the transactions contemplated hereby shall not conflict with or result in the violation of, or constitute (with due notice or lapse of time or both) a default under, or give rise to a right of termination, cancellation or acceleration of any obligation under any contract or agreement to which the Company is a party or any of its properties or assets is bound, except (i) any contract or agreement set forth in Schedule 7.3(k) with Sellers' Parent or its Affiliates or (ii) such conflicts, violations, defaults or rights that would not have, individually or in the aggregate, a material adverse effect on the business or operations of the Company and its Subsidiaries taken as a whole.

      Section 7.4 Conditions to Obligations of the Sellers

            (i) The Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by them at or prior to the Closing Date, (ii) the representations and warranties of the Buyer contained in this Agreement shall be true in all material respects at and as of the date hereof and at and as of the Closing Date (except to the extent in either case that such representations or warranties speak as of another date) and (iii) the Sellers shall have received a certificate signed by the President or a Vice President of the Buyer certifying as to compliance with clauses (i) and (ii) above.

      Section 7.5 Pension Liabilities and CT Transaction

            Anything to the contrary in this Agreement notwithstanding, Buyer understands and acknowledges (i) that Sellers make no representation or warranty of any kind with respect to the Company's Pension Liabilities or the CT Transaction, and the Company's Pension Liabilities and the CT Transaction shall not be taken into account in determining whether a representation or warranty has been breached, (ii) such Pension Liabilities and the CT Transaction shall not be taken into account in determining whether a condition to the Buyer's obligation to close under this Agreement (including without limitation under Section 7.3(d) and (e)) has been met and shall on no account give rise to a Material Adverse Effect, and (iii) Sellers shall have no indemnification obligation with respect to the Pension Liabilities or the CT Transaction.

                                  ARTICLE VIII
                                 INDEMNIFICATION

      Section 8.1 Survival

            (a) The representations and warranties of the Sellers and the Buyer contained in this Agreement shall survive until the date that is eighteen (18) months after the Closing Date, provided that the representations and warranties contained in Section 3.3 (Shares of Capital Stock) and Section 3.5 (Taxes) shall survive until thirty (30) days beyond the expiration of the applicable statute of limitations (after giving effect to any extension thereof).

            (b) The Sellers' obligation to indemnify the Buyer Indemnified Parties from and against Losses arising from a breach of the following covenants shall survive as follows: (i) Sections 5.1 and 5.2 for eighteen (18) months from the Closing Date, (ii) Sections 5.11, 5.12, 5.13 and 5.14 for thirty (30) days beyond expiration of the period stated therein, (iii) Section 5.5, until the resignations of the directors and alternates (suplentes) referenced in Section
5.5 are approved by the shareholders in accordance with applicable Law, and (iv) Sections 5.3, 5.4, 5.6, 5.15 and 5.16 shall not survive the Closing. The Buyer's obligation to indemnify the Seller Indemnified Parties from and against any Losses arising from a breach of the following covenants shall survive as follows: (i) Sections 5.1 and 5.2 for eighteen (18) months from the consummation or termination of the Offers, (ii) Section 5.10 for thirty (30) days beyond expiration of the period stated therein, and (iii) Sections 5.3 and 5.16 shall not survive Closing. The indemnification obligations of the Sellers and the Buyer arising from a breach of any covenant or agreement contained in this Agreement other than those set forth in the two preceding sentences shall survive until thirty (30) days beyond the expiration of the applicable statute of limitations on an action for breach thereof.

            (c) For the avoidance of doubt, the time limitations set forth in this Section 8.1 do not apply to the Sellers' indemnity obligations pursuant to
Section 8.7.

      Section 8.2 Indemnification by the Sellers

            The Sellers shall save, defend, indemnify and hold harmless the Buyer and its Affiliates (including Holdings) and the respective Representatives, successors and assigns of each of the foregoing (collectively, the "Buyer Indemnified Parties") from and against any and all losses, damages, liabilities, Taxes, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys' fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, "Losses"), incurred, sustained or suffered by any of the foregoing to the extent arising out of or resulting from:

            (a) any breach of any representation or warranty made by the Sellers contained in this Agreement; and

            (b) any breach of any covenant or agreement by the Sellers contained in this Agreement if and to the extent that it survives the Closing.

      Section 8.3 Indemnification by the Buyer

            The Buyer shall save, defend, indemnify and hold harmless the Sellers and their Affiliates and the respective Representatives, successors and assigns of each of the foregoing (collectively, the "Seller Indemnified Parties") from and against any and all Losses incurred, sustained or suffered by any of the foregoing to the extent arising out of or resulting from:

            (a) any breach of any representation or warranty made by the Buyer contained in this Agreement;

            (b) any breach of any covenant or agreement by the Buyer contained in this Agreement if and to the extent that it survives the Closing; and

            (c) any and all Taxes resulting from transactions or actions taken by the Buyer, or any Person who immediately after the Closing is an Affiliate thereof, which are outside the ordinary course of business and which are taken by such Person on the Closing Date but after the Closing.

      Section 8.4 [Intentionally Omitted]

      Section 8.5 Procedures

            (a) In order for a Buyer Indemnified Party or Seller Indemnified Party (the "Indemnified Party") to be entitled to any indemnification in respect of a Loss based on a claim or demand (including a notice of Tax audit) made by any third Person against the Indemnified Party (a "Third-Party Claim"), such Indemnified Party shall deliver written notice thereof to the party or parties against whom indemnity is sought (collectively, the "Indemnifying Party") promptly after receipt by such Indemnified Party of written notice of the Third-Party Claim, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except and only to the extent, if any, that the Indemnifying Party is materially prejudiced by such failure.

            (b) The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within thirty (30) days of receipt of written notice from the Indemnified Party of the commencement of such Third-Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of such Third-Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party; provided that if in the reasonable opinion of counsel for the Indemnified Party, there is an actual or potential conflict of interest between the Indemnified Party and the Indemnifying Party, the Indemnifying Party shall be responsible for the reasonable fees and expenses of one counsel to such Indemnified Party in connection with such defense. If the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and use commercially reasonable efforts to make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party, provided that the Indemnified Party shall not be required to make available any such records, materials or information that is subject to the attorney-client privilege. If the Indemnifying Party assumes the defense of any Third-Party Claim and agrees that such Third-Party Claim is fully indemnified hereunder, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to compromise, settle or discharge, such Third-Party Claim without the Indemnifying Party's prior written consent (not to be unreasonably withheld or delayed) unless the Indemnifying Party withdraws from the defense of such Third-Party Claim or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third-Party Claim. If the Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Section 8.5 and the Indemnifying Party agrees that such claim or proceeding is fully indemnified hereunder, the Indemnified Party shall not settle such claim or proceeding prior to a final judgment thereon or forgo any appeal with respect thereto without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. Without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed, the Indemnifying Party will not enter into any settlement of or consent to the entry of judgment in connection with any Third-Party Claim that (i) would lead to liability or create any financial or other obligation on the part of the Indemnified Party or that would otherwise have a material adverse effect on the Indemnified Party, including a material adverse effect on the ability of the Indemnified Party to operate its business in the manner in which such business is then being operated, (ii) does not contain, as an unconditional term thereof, the release of the Indemnified Party from all liability in respect of such Third-Party Claim and the dismissal of such Third-Party Claim with prejudice and without the imposition of any financial or other obligation on the part of the Indemnified Party or (iii) admits the liability or fault of the Indemnified Party (the "Settlement Requirements") (it being understood that the Settlement Requirements do not apply to Tax matters). If a settlement offer solely for money damages (and otherwise satisfying the Settlement Requirements) is made to resolve a Third-Party Claim and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party's willingness to accept the settlement offer and pay the amount called for by such offer without reservation of any rights or defenses against the Indemnified Party and if the Indemnified Party fails to consent to such settlement offer within ten (10) calendar days after its receipt of such notice, the Indemnifying Party may continue to contest such claim, free of any participation by the Indemnified Party, and the amount of any ultimate liability with respect to such Third-Party Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (x) the amount of the settlement offer that the Indemnified Party declined to accept plus reasonable attorneys' fees, costs and other out-of-pocket expenses incurred by the Indemnified Party in investigating or defending the Third-Party Claim through the date of its rejection of the settlement offer or (y) the aggregate Losses of the Indemnified Party with respect to such claim. The party controlling any defense shall keep the other party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider in good faith all reasonable recommendations made by the other party with respect thereto.

            (c) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third-Party Claim, the Indemnified Party shall deliver written notice of such claim promptly after such Indemnified Party has actual knowledge of such claim to the Indemnifying Party, describing in reasonable detail the facts giving rise to such claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except and only to the extent, if any, that the Indemnifying Party is materially prejudiced by such failure. The Indemnifying Party shall have thirty
(30) days after receipt of written notice of any claim pursuant to this Section 8.5(c) to (i) agree to the amount or method of determination set forth in such claim and to pay such amount to such Indemnified Party, or (ii) provide the Indemnified Party with notice (an "Indemnification Dispute Notice") that it disagrees with the amount or method of determination set forth in such claim or believes it is not obligated or liable with respect to such claim. If the Indemnifying Party has timely delivered an Indemnification Dispute Notice, the Indemnifying Party and the Indemnified Party shall, during a period of thirty
(30) days from the Indemnified Party's receipt of such Indemnification Dispute Notice, negotiate in good faith to achieve resolution of such dispute.

      Section 8.6 Limits on Indemnification

            No claim may be asserted against any party for breach of any representation, warranty or covenant contained herein, unless written notice of such claim is received by such party, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim on or prior to the date on which the representation, warranty or covenant on which such claim is based ceases to survive as set forth in Section 8.1, in which case such representation, warranty or covenant shall survive as to such claim until such claim has been finally resolved by final non-appealable judgment.

      Section 8.7 Special Indemnity

            The Sellers shall save, defend, indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Losses, including for the avoidance of doubt, Taxes, incurred, sustained or suffered by any of the foregoing to the extent arising out of or resulting from the business and operations and any other transactions of Holdings prior to the Closing (and with respect to Taxes, on or prior to the Closing Date). The Buyer shall save, defend, indemnify and hold harmless the Seller Indemnified Parties from and against any and all Losses incurred, sustained or suffered by any of the foregoing to the extent arising out of or resulting from the business and operations and any other transactions of Holdings subsequent to the Closing (and with respect to Taxes, subsequent to the Closing Date).

      Section 8.8 Exclusivity

            After the Closing, except for the rights of the parties hereunder to seek specific performance or other equitable relief and except in the case of fraud, in which case the Buyer Indemnified Parties and the Seller Indemnified Parties reserve any and all rights and remedies available to them, the indemnities set forth in this Article 8 shall be the exclusive remedies of the Buyer Indemnified Parties and the Seller Indemnified Parties, for any breach of any representation or warranty or breach of any covenant, agreement or condition contained in this Agreement, and such parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the Buyer (on behalf of the Buyer Indemnified Parties) and the Sellers (on behalf of the Seller Indemnified Parties) hereby waive to the fullest extent permitted by applicable law.

      Section 8.9 Disclaimer of Implied Warranties

            It is the explicit intent and understanding of each party hereto that no party hereto nor any of such party's Affiliates or Representatives is making any representation or warranty whatsoever, oral or written, express or implied, as to the accuracy or completeness of any information regarding the Sellers, Holdings or the Company, including without limitation any financial statements, estimates or projections of financial results or other financial information regarding the Company, except as expressly set forth in this Agreement, and no party hereto is relying on any statement, representation or warranty, oral or written, express or implied, made by any other party hereto or such other party's Affiliates or Representatives, except for the representations and warranties expressly set forth in this Agreement.

      Section 8.10 Obligations Joint and Several

            All obligations of the Sellers under this Agreement, including all obligations of payment and all obligations of indemnification, shall be joint and several obligations.

                                   ARTICLE IX
                               GENERAL PROVISIONS

      Section 9.1 Fees and Expenses

            Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated hereby (including fees and disbursements of attorneys, accountants and financial advisors) shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

      Section 9.2 Amendment and Modification

            This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each party.

      Section 9.3 Waiver

            No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

      Section 9.4 Notices

            All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile or otherwise; or (b) on the first Business Day following the date of dispatch if delivered by an internationally recognized next-day courier service. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

                  (a) if to the Sellers to:

                      GTE Venezuela S.a.r.l.
                      c/o Verizon Communications Inc.
                      140 West Street
                      29th Floor
                      New York, NY 10007-2109
                      Attention: Marianne Drost, Esq.
                      Facsimile:  (908) 766-5725

                      and

                      Verizon International Holdings Inc.
                      c/o Verizon Communications Inc.
                      140 West Street
                      29th Floor
                      New York, NY 10007-2109
                      Attention:  Marianne Drost, Esq.
                      Facsimile:  (908) 766-5725

                      with a copy (which shall not constitute notice) to:

                      Curtis, Mallet-Prevost, Colt & Mosle LLP
                      101 Park Avenue
                      New York, NY  10178
                      Attention: Matias A. Vega
                                 Lawrence Goodman
                      Facsimile: (212) 697-1559

                      (b) if to the Buyer, to:

                      Oarsman Investments B.V.
                      c/o America Movil, S.A. de C.V.
                      Lago Alberto No. 366
                      Colonia Anahuac
                      11320 Mexico, D.F., Mexico

                      Attention:  Alejandro Cantu Jimenez, Esq.
                      Facsimile: (5255) 2581-4440
                      and

                      Oarsman Investments B.V.
                      c/o Telefonos de Mexico S.A. de C.V.
                      Paseo del Rio No. 186
                      Colonia Chimalistac, San Angel
                      01070 Mexico, D.F., Mexico

                      Attention:  Sergio Rodriguez Molleda, Esq.
                      Facsimile: (5255) 5592-6687

                      with a copy (which shall not constitute notice) to:

                      Willkie Farr & Gallagher LLP
                      787 Seventh Avenue
                      New York, NY  10019
                      Attention: David K. Boston
                                 William H. Gump
                      Facsimile: (212) 728-8111

                      and

                      Cleary Gottlieb Steen & Hamilton LLP
                      One Liberty Plaza
                      New York, NY 10006
                      Attention: Nicolas Grabar, Esq.
                      Facsimile: (212) 225-3999

      Section 9.5 [Intentionally Omitted]

      Section 9.6 Entire Agreement

            This Agreement and the other agreements and instruments delivered in connection herewith constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter of this Agreement.

      Section 9.7 No Third-Party Beneficiaries

            This Agreement shall be binding upon and inure solely to the benefit of each of the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as provided in Article VIII.

      Section 9.8 Governing Law

            THIS AGREEMENT AND ALL DISPUTES OR CONTROVERSIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

      Section 9.9 Submission to Jurisdiction; Service of Process

            (a) Each party, including each of Sellers' Parent and Buyer Parents, hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any United States federal court located in the County of New York, New York (the "New York Federal Court"), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto, including Sellers' Parent and Buyer Parents, hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in the New York Federal Court.

            (b) Each of the parties hereby, including each of Sellers' Parent and Buyer Parents, irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in the New York Federal Court. Each of the parties hereto, including each of Sellers' Parent and Buyer Parents, hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the New York Federal Court and all right to a trial by Jury.

            (c) Each of Buyer and Buyer Parents hereby irrevocably and unconditionally appoints CT Corporation as agent for service of process in the State of New York in connection with this Agreement. Each party, including each of Sellers' Parent and Buyer Parents, agrees that service of process in any suit, action or proceeding arising out of or relating to this Agreement may be effected by sending a copy thereof by an internationally recognized next-day courier to its address as set forth in Section 9.4 (or in the case of service made on any Buyer or Buyer Parent, at Sellers' option, to the agent for service of process referred to in the preceding sentence). Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

      Section 9.10 Specific Performance

            Without limiting the rights of any party hereto to pursue other legal and equitable rights available to such party for any other party's failure to perform its obligations under this Agreement, each party hereto, including each of Sellers' Parent and Buyer Parents, acknowledges and agrees that the remedy at law for any failure to perform its obligations hereunder would be inadequate and that each other party shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure. To the extent any party may be entitled to the benefit of any provision of law requiring any party in any suit, action or proceeding arising out of or in connection with this Agreement or any of the transactions contemplated hereby to post security for litigation costs or otherwise post a performance bond or guaranty or to take any similar action, each party hereby irrevocably waives such benefit in each case to the fullest extent now or hereafter permitted under the laws of any such other jurisdiction.

      Section 9.11 Waiver of Immunity

            To the extent that any party, including each of Sellers' Parent and Buyer Parents, has or hereafter may be entitled to claim or may acquire, for itself or any of its assets, any immunity from suit, jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, or otherwise), it hereby irrevocably waives such immunity in respect of its obligations hereunder to the extent permitted by applicable Law and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section 9.11 shall be effective to the fullest extent now or hereafter permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America and are intended to be irrevocable for purposes of such Act.

      Section 9.12 [Intentionally Omitted]

      Section 9.13 Personal Liability

            Except for the obligations of Sellers' Parent and Buyer Parents pursuant to Section 9.20, this Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Sellers, Holdings or the Buyer or any officer, director, employee or Representative of any party hereto.

      Section 9.14 Assignment; Successors

            Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties which consent shall not be unreasonably withheld, and any such assignment without such prior written consent shall be null and void; provided that the Sellers may assign any of their rights under this Agreement, including the right to receive the Purchase Price, to one or more Affiliates of the Sellers without the consent of the Buyer; and provided still further, that no such assignment shall transfer or in any way modify or limit the assignor's obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

      Section 9.15 Currency

            All references to "dollars" or "$" or "US$" in this Agreement refer to United States dollars, which is the currency to be used for all payments to Sellers pursuant to this Agreement.

      Section 9.16 Severability

            Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

      Section 9.17 Counterparts

            This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party(s).

      Section 9.18 Facsimile Signature

            This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

      Section 9.19 Termination

            (a) This Agreement may be terminated at any time prior to the Closing by either the Sellers or the Buyer if the Closing shall not have occurred by the date which is ninety (90) days following the date hereof; provided that the term of this Agreement may be extended on one or more occasions for an additional cumulative period of ninety (90) days in the aggregate, by either the Sellers or the Buyer if the Required Regulatory Approvals shall not have been obtained within five (5) Business Days prior to the end of such initial period; and provided, further, that neither the Sellers nor the Buyer may extend the period or terminate this Agreement pursuant to this sentence if the failure of Closing to occur by such date is attributable to a breach by the Sellers or the Sellers' Parent, on the one hand, or the Buyer or the Buyer Parents, on the other hand, respectively, of any of their material obligations hereunder. Notwithstanding the foregoing, the Buyer shall have the right to terminate this Agreement before the expiration of the 90-day period, or any extension thereof, if there is a failure of any of the conditions to the Buyer's obligation to close set forth in paragraphs (c), (d), (e), (f), (h) or the first sentence of (i) of Section 7.3, provided that such failure is incapable of being cured before the expiration of the 90-day period. Subject to the extension rights provided in the initial sentence of this Section 9.19(a), the party seeking to terminate this Agreement pursuant to this Section 9.19(a) shall (i) first discuss with the other party the reasons that Closing has not occurred and whether an extension should be agreed, and (ii) if an extension is not agreed, give prompt written notice of such termination to the other party.

            (b) This Agreement may be terminated by the Sellers by notice in writing delivered to the Buyer, effective immediately upon delivery of such notice, in the event that either of the Offers shall be commenced prior to the occurrence of the Closing.

            (c) This Agreement may also be terminated:

                  (i) by either the Buyer or the Sellers if (A) a Law shall have been enacted, entered or promulgated prohibiting the consummation of the transactions contemplated hereby (including the Offers) or (B) a Governmental Order shall have been enacted, entered, promulgated, or enforced by a Governmental Authority in Venezuela, the United States of America or any other country where the Company has material operations or material licenses that prohibits, restrains or enjoins the consummation of the Closing pursuant to this Agreement or the Offers, and such Governmental Order shall have become final and non-appealable, and the party seeking to terminate this Agreement pursuant to clause (B) of this paragraph (c)(i) of this Section 9.19 shall have used its commercially reasonable efforts to remove such Governmental Order;

                  (ii) by the Buyer if the Sellers have breached any representation, warranty, covenant or agreement contained in this Agreement such that the conditions set forth in Section 7.3(a) would not be satisfied as of any date following the date hereof; provided however that the Buyer may not terminate this Agreement pursuant to this Section 9.19(c)(ii) unless any such breach has not been cured within twenty (20) Business Days after written notice thereof by the Buyer to the Sellers informing the Sellers of such breach, it being understood and agreed that no cure period shall be required for a breach which by its nature cannot be cured; and provided further that the Buyer may not terminate this Agreement pursuant to this Section 9.19(c)(ii) if they are then in material breach of the terms of this Agreement; or

                  (iii) by the Sellers if the Buyer has breached any representation, warranty, covenant or agreement contained in this Agreement such that the conditions set forth in Section 7.4 would not be satisfied as of any date following the date hereof; provided, however, that the Sellers may not terminate this Agreement pursuant to this Section 9.19(c)(iii) unless any such breach has not been cured within twenty (20) Business Days after written notice thereof by the Sellers to the Buyer informing the Buyer of such breach, it being understood and agreed that no cure period shall be required for a breach which by its nature cannot be cured; and provided further that the Sellers may not terminate this Agreement pursuant to this Section 9.19(c)(iii) if they are then in material breach of the terms of this Agreement.

            (d) In the event of termination of this Agreement as provided in
Section 9.19(a), (b) or (c), this Agreement shall forthwith become void and there shall be no liability on the part of either party except for the provisions of Section 5.1 relating to confidentiality, Section 5.2 relating to public announcements, Section 9.1 relating to fees and expenses, Section 9.4 relating to notices, Section 9.7 relating to third-party beneficiaries, Section
9.8 relating to governing law, Section 9.9 relating to jurisdiction and service of process, Section 9.10 relating to specific performance, Section 9.11 relating to waiver of immunity, Section 9.13 relating to personal liability, and this
Section 9.19. Nothing herein shall relieve either party from liability for any breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

      Section 9.20 Joinder

            (a) For purposes of (i) the indemnity obligations of the Sellers under this Agreement and any other payment obligations of the Sellers hereunder and (ii) the obligations of the Sellers under Sections 5.1 (Confidentiality),
5.6 (No Solicitation of Offers), 5.11 (Termination of Affiliate Contracts), 5.12 (Non-Solicitation of Employees; Severance), 5.13

(Standstill), 5.14 (Sellers' Post-Closing Confidentiality Obligations), 5.16 (Notices of Certain Events) and 5.17 (Restructuring), the Sellers' Parent hereby agrees to be bound by such obligations jointly and severally with the Sellers and agrees that all such obligations may be enforced against the Sellers' Parent by the Buyer in accordance with the provisions of this Agreement (including Sections 9.8 (Governing Law), 9.9 (Submission to Jurisdiction; Service of Process), 9.10 (Specific Performance) and 9.11 (Waiver of Immunity)) to the same extent as if the Sellers' Parent were a party to each of the provisions of this Agreement.

            (b) For purposes of (i) the indemnity obligations of the Buyer under this Agreement and any other payment obligations of the Buyer hereunder and (ii) the obligations of the Buyer under Sections 5.3 (Consents and Approvals), 5.10 (Directors and Officers), 5.16 (Notices of Certain Events), 6.1 (Commencement of Offers) and 6.2 (Conditions to Consummation of the Offers), the Buyer Parents, jointly and severally, hereby agree to be bound by such obligations jointly and severally with the Buyer and agree that all such obligations may be enforced against the Buyer Parents by the Sellers in accordance with the provisions of this Agreement (including Sections 9.8 (Governing Law), 9.9 (Submission to Jurisdiction; Service of Process), 9.10 (Specific Performance) and 9.11 (Waiver of Immunity)) to the same extent as if the Buyer Parents were parties to each of the provisions of this Agreement.

            [The remainder of this page is intentionally left blank.]

      IN WITNESS WHEREOF, the Sellers and the Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                    GTE VENEZUELA S.A.R.L.

                                    By:  Verizon International Holdings Inc.,
                                         Its Manager

                                    By:  /s/ Christopher M. Bennett
                                         ---------------------------------------
                                         Name: Christopher M. Bennett
                                         Title: Vice President - General Counsel


                                    VERIZON INTERNATIONAL HOLDINGS INC.

                                    By:  /s/ Christopher M. Bennett
                                         ---------------------------------------
                                         Name: Christopher M. Bennett
                                         Title: Vice President - General Counsel


                                    OARSMAN INVESTMENTS B.V.

                                    By:  /s/ Alejandro Cantu Jimenez
                                         ---------------------------------------
                                         Name:  Alejandro Cantu Jimenez
                                         Title:  Attorney-in-fact

                                    By:  /s/ Sergio Rodriguez Molleda
                                         ---------------------------------------
                                         Name:  Sergio Rodriguez Molleda
                                         Title:  Attorney-in-fact

      The undersigned join as parties to the foregoing Agreement for the limited purposes provided in Section 9.20 of the Agreement.


                                    VERIZON COMMUNICATIONS INC.

                                    By:  /s/ John W. Diercksen
                                         ---------------------------------------
                                         Name: John W. Diercksen
                                         Title: Executive Vice President -
                                                Strategy Development and
                                                Planning


                                    TELEFONOS DE MEXICO, S.A. DE C.V.

                                    By:  /s/ Sergio Rodriguez Molleda
                                         ---------------------------------------
                                         Name:  Sergio Rodriguez Molleda
                                         Title: Attorney-in-fact


                                    AMERICA MOVIL, S.A. DE C.V.

                                    By:  /s/ Alejandro Cantu Jimenez
                                         ---------------------------------------
                                         Name: Alejandro Cantu Jimenez
                                         Title:  Attorney-in-fact